As filed with the Securities and Exchange Commission on April 10, 1998

                                                      Registration No. 333-46947
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   ----------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   ----------
                           RONNYBROOK FARM DAIRY, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                                   -----------

          New York                       2026                  22-3071022
(State or Other Jurisdiction  (Primary Standard Industrial  (I.R.S. Employer
    of Incorporation or            Classification Code    Identification Number)
       Organization)                    Number)
                               Prospect Hill Road
                           Ancramdale, New York 12503
                                 (518) 398-MILK
          (Address, Including Zip Code, and Telephone Number, Including
                  Area Code, of Registrant's Executive Offices)

                                   -----------
                               RICHARD A. OSOFSKY
                      President and Chief Executive Officer
                           RONNYBROOK FARM DAIRY, INC.
                               Prospect Hill Road
                           Ancramdale, New York 12503
                                 (518) 398-MILK
            (Name, Address, Including Zip Code, and Telephone Number,
                          Including Area Code of Agent
                                  for Service)

                                   -----------
                                 with a copy to:

            JONATHAN D. MORSE                     SPENCER G. FELDMAN
   Morse, Zelnick, Rose & Lander, LLP          Greenberg Traurig Hoffman
             450 Park Avenue                    Lipoff Rosen & Quentel
        New York, New York 10022             200 Park Avenue, 15th Floor
             (212) 838-1177                    New York, New York 10166
          (212) 838-9190 (Fax)                      (212) 801-9200
                                                  (212) 801-6400 (Fax)

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                                 --------------
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. |_|



================================================================================

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED APRIL 10, 1998

PROSPECTUS
                                 600,000 Shares

                           RONNYBROOK FARM DAIRY, INC.

                                  Common Stock

                                 ---------------


      This Prospectus relates to the offering (the "Offering") of 600,000 shares of common stock (the "Shares"), par value $.001 per share (the "Common Shares"), of Ronnybrook Farm Dairy, Inc., a New York corporation (the "Company"). Prior to this Offering, there has been no public market for the Common Shares. Application has been made to list the Common Shares for quotation on the OTC Bulletin Board (the "Bulletin Board") under the symbol "RONY." Even if the Common Shares are quoted on the Bulletin Board, there can be no assurance that an active and liquid trading market will develop or, if developed, that it will be sustained. For a discussion of the factors considered in determining the initial public offering price of the Shares, see "Underwriting."

      THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 6 AND "DILUTION."


                            -------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


================================================================================
                                           Underwriting         Proceeds to
                      Price to Public      Discount (1)         Company (2)
--------------------------------------------------------------------------------
Per Share.........         $7.00               $.70                $6.30
Total (3).........       $4,200,000          $420,000           $3,780,000
================================================================================

(1) Does not include a non-accountable expense allowance payable by the Company to National Securities Corporation, the underwriter (the "Underwriter"), equal to 3% of the gross proceeds of the Offering, and the value of five-year warrants (the "Underwriter's Warrants") to purchase up to an aggregate of 60,000 Common Shares, at an exercise price of $8.40 per share (120% of the initial public offering price). The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting expenses of the Offering payable by the Company estimated at $430,000, including the Underwriter's non-accountable expense allowance.


(3) The Company has granted the Underwriter the option, exercisable within 45 days after the date of this Prospectus, to purchase from the Company up to an aggregate of 90,000 additional Common Shares, on the same terms as set forth above, solely to cover over-allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $4,830,000, $483,000 and $4,347,000, respectively. See "Underwriting."


                        --------------------------------

      The Shares are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to certain other conditions, including the right of the Underwriter to reject orders in whole or in part. It is expected that delivery of the Shares will be made against payment therefor at the office of the Underwriter in Seattle, Washington
on or about            , 1998.

                         NATIONAL SECURITIES CORPORATION
                   The date of this Prospectus is     , 1998

                          [Photo of glass bottled milk]

      CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES. SPECIFICALLY, THE UNDERWRITER MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE COMMON SHARES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


Ronnybrook(R) is a registered trademark of the Company.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus (i) assumes that the Over-Allotment Option has not been exercised and (ii) reflects a 6,000-for-one split of each outstanding Common Share prior to the completion of this Offering. See "Capitalization - Recapitalization and Stock Split." The Shares offered hereby involve a high degree of risk and investors should carefully consider the information set forth under "Risk Factors" prior to making an investment in the Shares.

                                   The Company


      Ronnybrook Farm Dairy, Inc. (the "Company") manufactures and markets premium quality dairy products from "farm-fresh" raw milk under the Ronnybrook(R) brand name in the New York metropolitan area, eastern Long Island, northern New Jersey and in Columbia, Dutchess, Ulster, Rockland and Westchester counties, New York. The Company's products include Creamline(R) whole milk and skim milk, heavy cream and half-and-half packaged in traditional glass bottles, butter, ice cream, yogurt and creme fraiche, and on a limited basis, assorted cheeses, including mozzarella, farmer's cheese, cottage cheese and fromage blanc. During the holiday season, the Company also produces eggnog. The Company sells its products to (i) more than 150 supermarkets, specialty food stores and gourmet delis, (ii) approximately 50 food service clients, including several of the most highly-rated restaurants in New York City, (iii) the Culinary Institute of America, and (iv) directly to the public at outdoor green markets, including the Union Square green market in New York City, and at the Company's distribution center at Chelsea Market in New York City.

      The Company's business is based on management's belief that a growing appreciation for freshness and concern over the purity and safety of food among consumers has created a place in the agricultural landscape for local farm dairies employing production techniques designed to yield high quality, better tasting products which are distributed "fresh" to market. The Company believes that Ronnybrook dairy products arrive to consumers in the Company's marketing area fresher than most other dairy products. The raw milk used in Ronnybrook products is supplied on an exclusive basis to the Company by Ronnybrook Farms in Ancramdale, New York, a local dairy farm owned and operated by members of the Osofsky family since its founding in 1941 (the "Osofsky Farm"). The brothers "Rick," "Sid" and "Ronny" (the "Osofsky Brothers") are executive officers, directors and principal shareholders of the Company. Most milk and other dairy products commercially available in the Company's core market and throughout the United States are mass produced by large regional dairies which purchase raw milk principally from large farms and distribution cooperatives on a regional basis. The Company believes that its Ronnybrook products are higher in quality than most other commercially available dairy products because of the farming techniques used in producing the raw milk it purchases, its production methods and the freshness of its products when brought to market.

      The Company's products routinely receive favorable reviews from local and national newspapers and magazines. The New York Times (the "Times") described Ronnybrook skim milk as "particularly rich-tasting" (July 24, 1991). Ronnybrook whole chocolate flavored milk, described by the Times as the "Dom Perignon" of chocolate flavored milk, was the only chocolate milk given the highest rating of "excellent" in a Times survey of ready-to-drink chocolate flavored milk (September 8, 1993). The Times, in addition, described Ronnybrook coffee milk as tasting like "melted coffee ice cream"(May 26, 1993) and Ronnybrook half-and-half as having a "richer fresh cream flavor" than most other brands without containing the additives contained in many brands (August 2, 1995). The Times labeled Ronnybrook eggnog a "rich, sumptuous indulgence" and "one of the best commercial eggnogs" available (December 23, 1997). Ronnybrook sweet butter was described by the Times as "very delicate" and Ronnybrook creme fraiche as "thick and mildly tangy" (March 1, 1995). In March 1997, the Company introduced its ice cream, which was selected by the New York Press as the best ice cream available in New York City in its 1997 "Best of Manhattan" issue.


      The Company believes that Ronnybrook products enjoy a reputation, among those people who are familiar with its products, for being a high quality product and arriving to consumers "fresh-off-the-farm." The Company believes that this reputation has spread principally by word-of-mouth and also as a result of favorable press coverage, as marketing efforts to date have been very limited. Pursuant to its proposed marketing plan, the Company will seek to build upon the reputation of Ronnybrook products and create a strong brand identity, making its products more widely recognizable.


      The Company's initial goal is to increase its sales to specialty food stores and gourmet deli's, through outdoor green markets, and to restaurants and other food service customers in the Company's existing markets through implementation of its marketing plan, and then to extend its distribution to contiguous markets with high population concentrations, such as the Boston, Philadelphia and Hartford areas, with a view to becoming the principal supplier of premium quality dairy products to both consumers and food service customers in the Northeast. If the Company can successfully implement its growth strategy in the Northeast, the Company will seek to enter other markets through joint venture, licensing or other arrangements with local dairy farms which the Company believes would benefit significantly from selling their raw milk to newly established local dairies that will produce and sell Ronnybrook(R) brand milk products in their local markets. The key elements of the Company's growth strategy to reach its goal include:

      o Broaden Customer Base. The Company seeks to broaden its customer base by offering Ronnybrook fluid milk products for sale in no-return containers designed to evoke the Ronnybrook signature glass bottles (which are returnable for a $1.00 refund).

      o Increase Sales of Solid Milk Products. The Company seeks to increase its sales of solid milk products, such as yogurt, ice cream and cheese, which have greater profit margins, significantly longer shelf life and are more cost effective to distribute than fluid milk products.

      o Emphasize Local Production and Distribution. The Company's marketing efforts will emphasize the local production and distribution of Ronnybrook products, which begins with raising the milking herd on the Osofsky Farm and results in premium quality products through the efforts of the Osofsky Brothers. A significant portion of the proceeds of this Offering will be used to fund the Company's marketing efforts.

      The Company was incorporated in New York in October 1990. The Company's principal executive offices and dairy are located at Prospect Hill Road, Ancramdale, New York 12503, and its telephone number is (518) 398-MILK.

                                  The Offering

Shares Offered.........................   600,000 Shares


Offering Price.........................   $7.00 per Share


Common Shares Outstanding:
      Before the Offering..............   600,000 Common Shares
      After the Offering...............   1,200,000 Common Shares (1)

Use of Proceeds........................   Development of no-return containers
                                          for fluid dairy products; product
                                          marketing, sales and distribution;
                                          purchase of dairy plant equipment;
                                          plant improvements; repayment of
                                          certain indebtedness; development of a
                                          signature store and free-standing
                                          kiosk to be located in Grand Central
                                          Terminal in New York City; and the
                                          balance for working capital and
                                          general corporate purposes. See "Use
                                          of Proceeds."

Risk Factors and Dilution..............   The purchase of the Shares offered
                                          hereby involves a high degree of risk
                                          and immediate and substantial
                                          dilution. See "Risk Factors" and
                                          "Dilution."

Proposed Bulletin Board Symbol for
      the Common Shares................   RONY

----------

(1) Does not include (i) 60,000 Common Shares reserved for issuance upon exercise of the Underwriter's Warrants and (ii) 270,000 Common Shares reserved for issuance pursuant to the Company's Stock Option Plan, of which 150,000 shares are issuable upon the exercise of options granted as of the effective date of this Offering at exercise prices ranging from the initial public offering price per Share to 140% thereof. See "Management - Stock Option Plan."

                             Summary Financial Data

      The summary statement of operations data for the years ended December 31, 1997 and 1996, and the balance sheet data as of December 31, 1997 are derived from the Financial Statements of the Company included elsewhere in this Prospectus, which have been audited by Arthur Andersen LLP, independent public accountants. The summary balance sheet data as of December 31, 1996 is derived from the financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants, but which is not included in this Prospectus. The summary statement of operations data for the year ended December 31, 1995, is derived from the Company's unaudited financial statements, which include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of the results of operations for the year then ended. The results of operations for the year ended December 31, 1997 are not necessarily indicative of the results that may be expected for any future period. The financial data set forth below is qualified by reference to, and should be read in conjunction with, the Company's Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.

Statements of Operations Data:                   Years Ended December 31,
                                          -------------------------------------
                                            1995          1996          1997
                                         (unaudited)    (audited)     (audited)
                                          ---------     ---------     ---------

Net Sales ............................    $ 933,646     $ 838,751     $ 842,734
Cost of sales ........................      589,135       497,354       522,168
                                          ---------     ---------     ---------
Gross Profit .........................      344,511       341,397       320,566

Operating expenses ...................      351,385       400,843       407,956
                                          ---------     ---------     ---------

Operating loss .......................       (6,874)      (59,446)      (87,390)

Other income (expense) ...............       (8,430)       (4,177)      (27,782)

Loss from continuing operations ......      (15,304)      (63,623)     (115,172)

Benefit for income taxes (1) .........           --            --            --
                                          ---------     ---------     ---------

Net loss .............................    $ (15,304)    $ (63,623)    $(115,172)
                                          =========     =========     =========

Basic net loss per share (3) .........    $   (0.03)    $   (0.11)    $   (0.19)
                                          =========     =========     =========
Weighted average Common Shares
outstanding ..........................      600,000       600,000       600,000

Balance Sheet Data:                                   December 31, 1997
                                              ---------------------------------
                                                   Actual        As Adjusted(2)
                                              ----------------  ---------------

Cash........................................     $ 285,581        $3,220,581
Working capital.............................       219,550         3,154,550
Total assets................................       701,455         3,636,455
Total debt..................................       670,705           255,705

Total shareholders' equity (deficit) (4)....      (180,575)        3,169,425


----------
(1) Does not give pro forma effect to the Company's change in tax status from a subchapter "S" to a subchapter "C" corporation immediately prior to the closing of this Offering as the Company is not entitled to the future benefit of losses incurred prior to this election.

(2) Gives effect to the sale of 600,000 Shares offered hereby and the application of the estimated net proceeds thereof (assuming an initial public offering price of $7.00 per Share and after deducting the underwriting discount and estimated expenses of this Offering). See "Use of Proceeds."

(3)   See Note 2 to the Company's Financial Statements.


(4) Gives pro forma effect to the Company's change in tax status from a subchapter "S" to a subchapter "C" corporation immediately prior to the closing of this Offering. See Note 8 to the Company's Financial Statements.

                                  RISK FACTORS


      An investment in the Shares offered hereby is speculative and involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered hereby. Prospective investors should be in a position to risk the loss of their entire investment.


      Limited Operating History and Operating Losses; Retained Deficit; Shareholders' Deficit. The Company has not yet commenced significant marketing of its products and, accordingly, its operating history provides only a limited basis upon which to evaluate its prospects. The Company's prospects must be considered in light of the risks, expenses, difficulties and problems frequently encountered in establishing a new business in an industry characterized by intense competition. Since the dairy commenced operations in 1991, the Company has had only limited sales. During the years ended December 31, 1996 and 1997, the Company had sales of $838,751 and $842,734, respectively. The Company's net losses for the years ended December 31, 1996 and 1997 were $63,623 and $115,172, respectively. There can be no assurance that the Company will operate profitably in the future. Inasmuch as the Company intends to incur marketing and promotional expenditures following consummation of this Offering, which will be expensed as incurred, the Company's losses may increase and the Company will continue to incur losses until such time, if ever, as product sales are sufficient to offset the Company's operating costs, including the costs of marketing and promotion. The Company believes that the generation of significant additional revenues is dependent upon, among other things, the Company's ability to market its products effectively in its existing markets and certain contiguous expansion markets. There can be no assurance that the Company will be able to implement its marketing strategy successfully to generate increased revenues or achieve profitable operations. At December 31, 1997, the Company had a retained deficit of $208,575 and a total shareholders' deficit of $180,575. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Consolidated Financial Statements."

      Significant Liquidity Requirements; Dependence on Proceeds of this Offering; Possible Need for Additional Financing. The Company's liquidity requirements have been and will continue to be significant. The Company intends to use approximately $750,000 (22%) of the net proceeds of this Offering for its proposed marketing and promotional campaign, including the introduction of no-return containers for its fluid milk products, and is dependent upon the proceeds of this Offering to launch such campaign. The Company anticipates, based on management's assumptions relating to its operations (including the schedule of, and costs associated with, its proposed marketing and promotional campaign), that the net proceeds of this Offering will be sufficient to satisfy the Company's contemplated cash requirements for at least 12 months following the consummation of this Offering. In the event that the Company's plans or assumptions change, its assumptions prove to be inaccurate, or if the proceeds of this Offering, other capital resources and cash flow otherwise prove to be insufficient to fund operations (due to the possible lack of market acceptance, other unanticipated expenses, delays, problems or otherwise), the Company would be required to seek additional financing or may be required to curtail its activities. The Company has no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. Any inability to obtain additional financing could have a material adverse effect on the Company, including requiring the Company to postpone, limit or cancel future marketing activities or curtail or cease its operations. To the extent that any such financing involves the sale of the Company's equity securities, the interests of the Company's then existing shareholders could be substantially diluted. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      Limited Market; Uncertainty of Market Acceptance. The Company is currently selling its products principally in the New York metropolitan area, eastern Long Island, northern New Jersey and in Westchester, Dutchess, Rockland, Ulster, and Columbia counties, New York. Achieving market acceptance for the Company's products, particularly in new markets, will require substantial marketing efforts and the expenditure of significant funds. There is substantial risk that the marketplace may not accept or be receptive to the Company's products. Market acceptance of the Company's current and proposed products will depend, in large part, upon the ability of the Company to inform potential customers that the distinctive characteristics of its products make them superior to competitive products and justify their premium pricing. There can be no assurance that the Company's current and proposed products will be accepted by consumers or that any of the Company's current or proposed products will be able to compete effectively against other premium or non-premium dairy products. Lack of market acceptance of the Company's products will have a material adverse effect on the Company. See "Business-Competition" and "Brand Development and Marketing Strategy."

      Introduction of No-Return Containers. There is no assurance that the Company will be able to successfully design or develop no-return containers for packaging its fluid milk products on a timely or cost effective basis, if at all. The Company believes that the introduction of no-return containers will broaden its customer base and result in increased sales of its products, but there is no assurance that this will be the case. Poor public reception of the containers could adversely effect the Company's image and brand identity and jeopardize the overall success of the Company's proposed marketing plan. See "Business-Brand Development and Marketing Strategy."

      Changing Consumer Preferences. As is the case with other companies marketing dairy products, the Company is subject to changing consumer preferences and nutritional and health-related concerns. The Company believes that minimal processing and the absence of preservatives, additives, artificial sweeteners or artificial flavorings increases the attractiveness of its products to consumers. The Company has not, however, sought to certify its products as organic. The Company's business could be affected by certain consumer concerns about dairy products, such as the fat, cholesterol, calorie, sodium and lactose content of such products, as well as by a desire of certain consumers to purchase certified organic products. The Company could become subject to increased competition from companies whose products or marketing strategies address these consumer concerns. See "Business-Products" and "Competition."


      Effect of Adverse Medical Research Relating to Milk and Demand for Milk. Periodically, medical and other studies are released and announcements by medical and other groups are made which raise concerns over the healthfulness of cow's milk in the human diet. To date, the Company does not believe that any such study has had a material effect on milk consumption rates. However, a study may be published or an announcement made concerning the healthfulness of cow's milk which may result in a decrease in demand for the Company's dairy products.


      Limited Production Capacity. There is no assurance that the Company will be able to increase its production capacity to a level sufficient to meet anticipated increased demand for its products associated with its marketing and promotional efforts. The Company currently manufactures dairy products at a rate which utilizes approximately 15,000 pounds of raw milk per week. The Company believes that it currently has the capacity, based on an assumed mix of products, to manufacture dairy products at a rate which utilizes approximately 80,000 pounds of raw milk per week. Using the proceeds of this Offering, the Company plans to purchase equipment and make improvements to its dairy plant which, it believes, should increase its capacity to manufacture products to a rate which utilizes approximately 250,000 pounds of raw milk per week. There is no assurance, however, that the Company's contemplated improvements to its dairy plant will increase production capacity to the level anticipated or that production can be increased at a rate sufficient to meet anticipated increased demand for its products. There can be no assurance, further, that the product mix which the Company anticipates achieving and, therefore, which it has used in determining the equipment requirements of its dairy plant will prove to be accurate, making uncertain the future capacity of the dairy plant. Failure to meet possible increased demand for its products, on a timely basis, could have a material adverse effect on the Company's, business, operations and finances. See "Business-Production."


      Impact of Growth on Quality of Dairy Products. The Company's dairy products are manufactured in small batches with milk from the Osofsky Farm. The Company believes that the small batch production methods it employs and the quality of the raw milk it uses contributes to the quality of its dairy products. There can be no assurance that the quality of the Company's dairy products will be maintained at increased levels of production. Increased production levels may cause the Company to modify its current manufacturing methods and will necessitate the use of milk from sources other than the Osofsky Farm. A decline in the quality of the Company's products could have a material adverse effect on the Company's business, operations and finances. See "- Supply of Raw Milk" and "Business-Production."


      Risks Associated with Perishable Food Production. Dairy products are highly perishable and must be transported timely and efficiently within a precise temperature range. As a result, the Company is always subject to risk of spoilage or contamination of its dairy products. In addition, food producers, such as the Company, may be subject to claims for damages if contaminated food causes injury to consumers. See "- Potential Product liability." In addition, the delivery of contaminated food could adversely effect the Company's reputation and have an adverse material effect on the Company's business, operations and finances.

      The Company's dairy products have a limited shelf life. Because it is not practicable to hold excess inventory of perishable products, the Company's results of operations are partly dependent on its ability to accurately forecast its near-term sales in order to adjust its supply of products accordingly. Failure to accurately forecast product demand could result in the Company either being unable to meet higher than anticipated demand or producing excess inventory that cannot be profitably sold. The inability of the Company to meet higher than anticipated demand or excess production could have a material adverse effect on the Company's business, operations and finances.


      Limited Sales Force. The Company employs only one sales person, Ronny Osofsky, who only devotes part of his time to the affairs of the Company and also manages the Osofsky Farm. The Company anticipates hiring additional sales people. There is no assurance that such hirings will result in increased sales. The Company anticipates using independent dairy distributors to sell and distribute its products in new contiguous expansion markets. The Company cannot predict whether it will be able to obtain and maintain satisfactory sales and distribution arrangements and the failure to do so could have a material adverse effect on the Company's business, operations and finances. See "Business-Sales and Distribution."


      Limited Delivery Capacity; Delays in Delivery of Products. If sales increase, there is no assurance that the Company will be able to deliver increased product volumes on a timely and efficient basis. The Company currently has two trucks for local deliveries in New York City (Manhattan and Brooklyn) and on Long Island and anticipates purchasing additional trucks for distribution in this area. Further, there can be no assurance that the Company will be able to deliver its products "fresh" to customers on a consistent basis, especially with increased product volumes, and a failure to do so could have a material adverse effect on the Company's business, operations and finances. See "Business
- Risks Associated with Perishable Food Production" and "Business-Sales and Distribution."

      Supply of Raw Milk. The raw milk used in Ronnybrook products is supplied exclusively to the Company by the Osofsky Farm under an exclusive output contract. The Company is currently purchasing raw milk from the Osofsky Farm at an annual rate of approximately 800,000 pounds. The Company believes that the Osofsky Farm can more than double its production of raw milk to an annual rate of approximately 1.75 million pounds. The Company further believes, however, that this supply may not be sufficient to meet increased demand for its products associated with its proposed marketing efforts. The Company has obtained non-binding letters of intent with two neighboring family farms which contemplate that the Company will be able to acquire the milk output of these farms estimated at 5,000,000 pounds a year. See "Business - Supply of Raw Milk." The Company believes that the combined supply of raw milk from the Osofsky Farm and these two neighboring farms should satisfy the Company's requirements for raw milk for at least the next 12 months. Though the Company has obtained letters of intent with these two farms, such letters are not legally binding and there is no assurance that the Company will be able to enter into definitive agreements or that the terms of such agreements, including the price to be paid for raw milk, will be as favorable as those contained in the Company's agreement with the Osofsky Farm. Though the Company believes that approximately 50,000,000 pounds of additional raw milk is available locally, if needed, there is no assurance that the Company will be able to enter into arrangements with the producers of such milk on terms acceptable to the Company, if at all. An inadequate supply of raw milk will have a material adverse effect on the Company's business, operations and finances. See "- Impact of Growth on Quality of Dairy Products" and "Business - Supply of Raw Milk."

      Possible Volatility of Raw Milk Costs. U.S. dairy policy since the mid-1980s has focused on gradually reducing federal government involvement in the dairy industry and moving the industry in a more market oriented direction. In order to accomplish these goals, the federal government has targeted the federal milk marketing order system and the milk price support program for reform. These reforms have resulted in the potential for greater price volatility relative to past periods, as prices are more responsive to the fundamental supply and demand of the market. These changes in U.S. dairy policy could increase the risk of price volatility in the dairy industry. There can be no assurance that a material volatility in milk prices will not occur or that any such volatility would not have a material adverse effect on the Company's business, operations and finances. See "Business-Government Regulation."

      Geographic Concentration; Fluctuations in Regional Economic Conditions. Nearly all of the Company's sales are concentrated in the New York metropolitan area, eastern Long Island, northern New Jersey and in Westchester, Rockland, Ulster, Dutchess and Columbia counties, New York. Accordingly, the Company is susceptible to fluctuations in its business caused by adverse economic conditions in this region. The Company's products are priced higher than non-premium quality dairy products. Although the Company believes that the quality, freshness, flavor and absence of artificial ingredients of Ronnybrook products compensate for this price differential, there can be no assurance that consumers will be willing to pay more for such products in unfavorable economic conditions, or at all. Difficult economic conditions in other geographic areas into which the Company may expand may also adversely effect the Company's business, operations and finances.

      Dependence on Founders. The Company is highly dependent on the services of Rick, Ronny and Sid Osofsky, and the loss of their services would have a material adverse impact on the operations of the Company. The Osofsky Brothers have been responsible for the development of the Company and the development and marketing of its products. The Company has applied for key-man life insurance on the lives of each of the Osofsky Brothers in the amount of $1,000,000.

      Competition. The food business is highly competitive and, therefore, the Company faces substantial competition in connection with the marketing and sale of its products. In general, food products are price sensitive and affected by many factors beyond the control of the Company, including changes in consumer tastes, fluctuating commodity prices and changes in supply due to weather, production, feed costs and natural disasters. The Company's products compete with other premium quality dairy brands as well as less expensive, non-premium brands. Ronnybrook milk faces competition from non-premium milk producers distributing milk in the Company's marketing area; other milk producers packaging their milk in glass bottles, including Meadowbrook, Chrone Dairy and

Juniper Farms, which serve portions of the Company's marketing area; and certified organic milk producers, including the Organic Cow, based in Vermont, and Horizon Organic Dairy, a national purveyor of organic milk and other dairy products. Ronnybrook ice cream faces competition from Haagen-Dazs and Ben and Jerry's, among other premium and non-premium brands. Ronnybrook yogurt faces competition from Stonyfield Farms, Brown Cow and Horizon Dairy, among other brands. Most of the Company's competitors are well established, have substantially greater financial, marketing, personnel and other resources, have been in business for longer periods of time than the Company, and have products that have gained wide customer acceptance in the marketplace. The greater financial resources of such competitors will permit them to procure supermarket shelf space and to implement extensive marketing and promotional programs, both generally and in direct response to advertising claims by the Company. The food industry is also characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. There can be no assurance that the Company will be able to compete successfully or that competitors will not develop products which will have superior qualities or which will gain wider market acceptance than the Company's products. See "Business - Competition."

      Consolidation of Dairy Industry. The Company established its dairy at a time when local dairies were being consolidated into large regional dairies due to excess capacity in the dairy industry. This consolidation trend is continuing and the forces responsible for it, including increased efficiencies and economies of scale that are present in large regional dairies, may put the Company at a competitive disadvantage.


      Potential Product Liability Associated with Perishable Food Products. The Company faces the risk of liability in connection with the sale and consumption of Ronnybrook products should the consumption of such products cause injury, illness or death. Such risks may be particularly great in a company undergoing rapid and significant growth. The Company currently maintains liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate for any year and an umbrella policy in the amount of $1,000,000 per occurrence and $1,000,000 in the aggregate for any year over and above the base liability coverage. The Company intends to increase its umbrella policy coverage to $10,000,000 per occurrence and $10,000,000 in the aggregate for any year. The cost associated with this increased coverage is anticipated to be $7,750 per year. There can be no assurance that such insurance will be sufficient to cover potential claims or that the present level of coverage maintained by the Company will be available in the future at a reasonable cost. A partially or completely uninsured successful claim against the Company could have a material adverse effect on the Company.


      Government Regulation. The Company is subject to extensive regulation by the United States Food and Drug Administration, the United States Department of Agriculture, and by other state and local authorities in jurisdictions in which the Company's products are processed or sold, regarding the processing, packaging, storage, distribution and labeling of the Company's products. Applicable statutes and regulations governing the Company's products include nutritional labeling and serving size requirements; and general "Good Manufacturing Practices" with respect to production processes. The Company's processing facility and products are subject to periodic inspection by federal, state and local authorities. The Company believes that it is currently in substantial compliance with all material governmental laws and regulations and maintains all material permits and licenses relating to its operations. Nevertheless, there can be no assurance that the Company will continue to be in substantial compliance with current laws and regulations, or whether the Company will be able to comply with any future laws and regulations. To the extent that new regulations are adopted, the Company will be required to conform its activities in order to comply with such regulations. Failure by the Company to comply with applicable laws and regulations could subject the Company to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on the Company's business, operations and finances. See "Business-Government Regulation."

      Limited Trademark Protection. The Company has obtained trademark registrations for the use of its oval logo with respect to its white milk, chocolate milk and yogurt and for the use of "Creamline(R)" with respect to its non-homogenized milk. The Company has applied to the United States Patent and Trademark Office to expand the coverage of the trademark relating to its logo to cover its use with respect to the Company's other products. The Company believes these trademarks are important to the establishment of consumer recognition of its products. However, there can be no assurance as to the breadth or degree of protection that the trademarks may offer the Company, that the Company will have the financial resources to defend the trademarks against any infringement, or that such defense will be successful. Moreover, any events or conditions that negatively impact the Company's trademarks could have a material adverse effect on the Company's business, operations and finances.

      Proprietary Knowledge and Absence of Patent Protection. The Company has no patents covering its products or production processes and expects to rely principally on know-how and the confidentiality of its formulae and production processes for its products and its flavoring formulae in producing a competitive product line. There is no assurance that any of these factors can be maintained or that they will afford the Company a meaningful competitive advantage.


      Broad Discretion by Management in use of a Substantial Portion of Proceeds. The Company intends to use approximately $1,300,000 or 38.8% of the estimated net proceeds of the Offering for general corporate purposes, including working capital. Accordingly, the Company's management will retain broad discretion as to the use of a substantial portion of the net proceeds of the Offering. See "Use of Proceeds."

      Continued Control by Management. Upon completion of this Offering the directors and executive officers of the Company will beneficially own approximately 33% of the Company's outstanding shares (40.9% if we were to assume the exercise by the Osofsky Brothers of the options granted to them as of the effective date of this Offering exercisable at prices ranging from the initial public offering price to 140% thereof) and, accordingly, will be in a position to effectively elect all of the Company's directors and control the affairs of the Company. See "Principal Shareholders," "Description of Common Shares" and "Management - Option Grants."

      Immediate Substantial Dilution. Purchasers of the Common Shares offered hereby will experience immediate and substantial dilution in net tangible book value of $4.41 (63%) per Common Share from the assumed initial public offering price of $7.00 per share. See "Dilution."


      Absence of Dividends. The Company does not expect to pay cash or stock dividends on its Common Shares in the foreseeable future. See "Dividend Policy."

      No Prior Public Market; Listing on Electronic Bulletin Board; Determination of Offering Price; Possible Volatility of Share Price. Prior to this Offering, there has been no public trading market for the Common Shares. Consequently, the initial public offering price of the Common Shares has been determined by negotiations between the Company and the Underwriter. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Shares will be quoted on the OTC Bulletin Board (the "Bulletin Board"), a Nasdaq sponsored and operated inter-dealer automated quotation system for equity securities. The Bulletin Board was introduced seven years ago as an alternative to the NQB Pink Sheets published by the National Quotation Bureau Incorporated for the trading of over-the-counter securities. There can be no assurance that the Bulletin Board will be recognized by the brokerage community as an acceptable alternative to quotation on Nasdaq or in the NQB Pink Sheets. In the absence of such recognition, the liquidity and price of the Shares in the secondary market may be adversely affected, and there can be no assurance that a public market for the Shares will develop or, if developed, that it will be sustained. The market price of the Company's securities following this Offering also may be highly volatile. There have been periods of extreme fluctuation in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning, the issuers of the affected securities. Securities of issuers having relatively limited capitalization or securities recently issued in a public offering are particularly susceptible to fluctuation based on short-term trading strategies of certain investors. Although the initial public offering price of the Common Shares reflects the Company's and the Underwriter's assessment of current market conditions, there can be no assurance that the price of the Company's Common Shares will be maintained following the Offering. See "Underwriting."

      Shares Eligible for Future Sale. Sale of a substantial number of the Company's Common Shares in the public market after this Offering or the perception that such sales may occur could adversely affect the market price of the Common Shares. The 600,000 Common Shares presently outstanding are "restricted" securities within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and may be sold under the conditions of such rule, including satisfaction of certain holding period requirements. Holders of these shares have executed or are expected to execute agreements pursuant to which they may not sell or otherwise dispose of their shares for a period of 13 months after the date of this Prospectus without the prior written consent of the Underwriter (the "Lock-Up Agreements"). Without considering the Lock-Up Agreements, 475,800 of the Common Shares presently outstanding will become eligible for sale in the public market in reliance on Rule 144 beginning 90 days after the date of this Prospectus. The sale or availability for sale of significant quantities of Common Shares could adversely affect the market price of the Common Shares. See "Shares Eligible for Future Sale."

      Issuance of Common Shares without Shareholder Approval. Following this Offering, the Company will have 10,000,000 authorized Common Shares, of which 1,200,000 will be issued and outstanding. Management will have broad discretion with respect to the issuance of the 8,800,000 authorized but unissued shares, including discretion to issue such shares in compensatory and acquisition transactions.

      "Penny Stock" Regulations May Impose Certain Restrictions on Marketability of Common Shares. The Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. Accordingly, the Shares offered hereby may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such Shares to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the Shares and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a "penny stock", unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the "penny stock" held in the account and information on the limited market in "penny stocks." Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Shares, severely limit the market price of the Shares and may affect the ability of purchasers in this Offering to sell the Shares in the secondary market.

      Stock Options Outstanding. Upon completion of this Offering, the Company will have outstanding stock options to purchase an aggregate of 150,000 Common Shares at exercise prices ranging from the initial public offering price to 140% thereof. These options are likely to be exercised, if at all, at a time when the Company otherwise could obtain a price for the sale of Common Shares which is higher than the option exercise price per share. Such exercise or the possibility of such exercise may impede the Company if it later seeks financing through the sale of additional securities.


      Underwriter's Warrants. Following completion of this Offering, the Underwriter will hold Underwriter's Warrants to purchase 60,000 Common Shares. The existence of the Underwriter's Warrants may prove to be a hindrance to future financing by the Company. Further, the holders of such warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company and have the opportunity to benefit from increases in the price of Common Shares without risk of an equity investment. The Company has agreed to register under federal and state securities laws the Common Shares underlying the Underwriter's Warrants for resale at the request of the Underwriter at any time during the period in which the Underwriter's Warrants are exercisable. Such registration rights could involve substantial expense to the Company at a time when it could not afford such expenditures and may adversely affect the terms upon which the Company may obtain additional financing. See "Underwriting."

      Underwriter Influence on the Market. A significant number of the Common Shares offered hereby may be sold to customers of the Underwriter. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Underwriter. Although it has no obligation to do so, the Underwriter intends to make a market in the Company's Common Shares and may otherwise effect transactions in such securities. If it participates in such market, the Underwriter may exert a dominating influence on the market, if one develops, for the Common Shares. Such market-making activity may be discontinued at any time. Moreover, if the Underwriter exercises the Underwriter's Warrants, it may be required under the Securities Exchange Act of 1934, as amended, to temporarily suspend its market-making activities. The price and liquidity of the Common Shares may be significantly affected by the degree, if any, of the Underwriter's participation in such market. See "Underwriting."

      Limitation of Liability of Officers and Directors. The Company's Certificate of Incorporation includes provisions to eliminate, to the full extent permitted by the New York Business Corporation Law as in effect from time to time, the personal liability of directors of the Company for monetary damages arising form a breach of their fiduciary duties as directors. The Certificate of Incorporation also includes provisions to the effect that the Company shall, to the maximum extent permitted from time to time under the law of the State of New York, indemnify any director or officer to the extent that such indemnification is permitted under such law, as it may from time to time be in effect.

                                 USE OF PROCEEDS

      The net proceeds to the Company from the sale of the 600,000 Shares offered hereby, based upon an assumed initial public offering price of $7.00 per share, after deduction of the estimated underwriting discount of $420,000 and estimated offering expenses of $430,000, are estimated to be approximately $3,350,000 ($3,917,000 if the Over-Allotment Option is exercised in full). The Company intends to apply the net proceeds as follows:

                                                       Amount       Percentage
                                                    ------------   ------------
Purchase of dairy product manufacturing equipment     $ 610,000        18.2%
Marketing, sales and distribution activities....        600,000        17.9%
Repayment of indebtedness.......................        415,000        12.4%
Plant improvements..............................        175,000         5.2%
Development of no-return milk containers........        150,000         4.5%
Development of signature store and
 free-standing kiosk in Grand Central Terminal
 and improvement of Chelsea Market facility.....        100,000         3.0%
General corporate purposes and working capital..      1,300,000        38.8%
                                                    ============   ============
                                                      $3,350,000      100.0%
                                                    ============   ============

      Dairy product manufacturing equipment includes holding vats, pasteurizers, yogurt fillers and a continuous fill freezer for manufacturing ice cream. Further, the Company intends to expand its dairy plant building in order to house the additional equipment.

      Marketing activities include redesigning packaging of non-fluid products to better promote the Ronnybrook premium quality image, developing trade materials, including four-color trade sell sheets and brochures, retail advertising, including print and other media, and focused public relations activities.

      Sales and distribution activities include hiring additional sales people for the greater New York metropolitan area and acquiring additional delivery trucks to distribute products in this region, as well as contracting with dairy distributors to sell and distribute products in new markets contiguous to the Company's current markets.

      Net proceeds of $400,000 will be used to repay the outstanding principal balance on a 12% unsecured promissory note issued in November 1997 to FAI Overseas Investments PTY Limited, an unaffiliated entity. The promissory note matures on the earlier of (a) three days after the completion of this Offering or (b) April 30, 1999. Interest on the note, estimated to be approximately $15,000 at the anticipated time of repayment, is payable semiannually. The proceeds of this note provided funds for the purchase of dairy product manufacturing equipment, a delivery truck and working capital.

      The development of no-return milk containers involves either identifying existing quart, pint and one-half pint sized containers suitable for use by the Company and/or designing and manufacturing customized containers in these sizes. The Company is evaluating containers made of glass, plastic and paperboard. If the Company identifies existing containers, it would need to design appropriate labeling which may either be printed on the containers or on a label which may be affixed to the containers. Designing customized no-return glass or plastic containers would involve having unit cavities fabricated for initial evaluation and testing of the designs, having production-ready injection molds fabricated and tooling production equipment.

      The development of a signature store and free-standing kiosk at Grand Central Terminal involves designing such facilities, including their signage, and equipping the store. Improvement of the Chelsea Market facility includes expansion and reconfiguration of the retail sales area as well as the installation of a freezer.

      The Company believes that the estimated net proceeds to be received by the Company from this Offering will be sufficient to meet the Company's contemplated cash requirements for a period of at least 12 months following the date of this Prospectus. Thereafter, if the Company has insufficient funds for its needs, there can be no assurance that additional funds can be obtained on acceptable terms, if at all. If necessary funds are not available, the Company's business would be materially and adversely affected.

      Pending such uses as are described above, the net proceeds will be invested in short-term, investment-grade, interest-bearing securities.

                                 DIVIDEND POLICY

      The Company has not declared or paid any cash dividends on its Common Shares and does not anticipate paying any such dividends in the foreseeable future. The Company intends to retain future earnings, if any, to fund ongoing operations and future capital requirements of its business.

                                 CAPITALIZATION

      The following table sets forth the current portion of long-term debt and capitalization of the Company as of December 31, 1997 (i) on an actual basis and
(ii) as adjusted, giving effect to the sale of 600,000 Shares offered hereby at an assumed initial public offering price of $7.00 per Share (after deduction of the underwriting discount and estimated expenses of the Offering) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Company's financial statements and the notes thereto, included elsewhere in this Prospectus.

                                                      December 31, 1997
                                              ---------------------------------
                                                   Actual         As Adjusted
                                              ---------------   ---------------
Current portion of long-term debt (1)....        $  49,747         $  49,747
                                              ===============   ===============

Long-term debt (less current portion)....        $ 620,958         $ 205,958


Shareholders' equity (deficiency):
   Common Shares, $.001, par value;
     10,000,000 shares authorized;
     600,000 issued and outstanding
     and 1,200,000 issued and
     outstanding,  as adjusted (2).......              600             1,200
   Additional paid-in capital (3)........           27,400         3,168,225
   Retained deficit (3)..................         (208,575)               --
                                              ---------------   ---------------


          Total shareholders' equity
          (deficit)......................         (180,575)        3,169,425
                                              ---------------   ---------------

               Total capitalization......         $440,383         $3,375,383
                                              ===============   ===============

----------
(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and Note 4 to the Company's Financial Statements.


(2) Does not include (i) 60,000 Common Shares reserved for issuance upon exercise of the Underwriter's Warrants and (ii) 270,000 Common Shares reserved for issuance pursuant to the Company's Stock Option Plan of which 150,000 shares are issuable upon the exercise of options granted as of the effective date of this Offering at exercise prices ranging from the initial public offering price per Share to 140% thereof. See "Management-Stock Option Plan" and "Underwriting."

(3) Gives pro forma effect to the Company's change in tax status from a subchapter "S" to a subchapter "C" corporation immediately prior to the closing of this Offering. See Note 8 to the Company's Financial Statements.


Recapitalization and Stock Split

      On January 1, 1998 the shareholders approved an amendment to the Company's Certificate of Incorporation increasing the Company's authorized capital stock to 10,000,000 Common Shares, par value $.001 per share, and reclassifying and changing each previously outstanding Common Share into 6,000 Common Shares. The Company's Amended and Restated Certificate of Incorporation, which reflects such authorized capital stock, will be filed prior to the closing of this Offering. Unless otherwise indicated, all references to historical earnings per share, and number and class of shares outstanding, are as adjusted for the aforesaid recapitalization and stock split of the Company's capital stock.

                                    DILUTION


      The net tangible book value of the Company as of December 31, 1997, was approximately $(241,410) or $(.40) per Common Share. Net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the total number of Common Shares outstanding. After giving effect to the sale of 600,000 Shares offered hereby at an assumed initial public offering price of $7.00 per Share (after deducting the underwriting discount and estimated expenses of this Offering), the pro forma net tangible book value of the Company as of December 31, 1997 would have been approximately $3,108,590 or $2.59 per share. This represents an immediate increase in pro forma net tangible book value of $2.99 per share to existing shareholders and an immediate dilution of $4.41 per share (63%) to new investors. Dilution is determined by subtracting
(i) pro forma net tangible book value per share after this Offering from (ii) the amount of cash paid by a new investor for a Common Share. The following table illustrates this per share dilution:

Proposed public offering price per Common Share......                    $7.00
   Net tangible book value per share before Offering        $(.40)
   Increase in net tangible book value per share
   attributable to new investors..  .................       $2.99
                                                         --------
Pro forma net tangible book value per share after
Offering (1).........................................                    $2.59
                                                                      --------
Dilution to new investors............................                    $4.41
                                                                      --------

----------
(1) Does not give effect to the issuance of (i) 270,000 Common Shares reserved for issuance pursuant to the Company's Stock Option Plan, of which 150,000 shares are issuable upon the exercise of options granted as of the effective date of this Offering at exercise prices equal to or exceeding the initial public offering price per share; and (ii) 60,000 Common Shares issuable upon exercise of the Underwriter's Warrants. See "Management - Stock Option Plan" and "Underwriting."


      The following table sets forth as of December 31, 1997, the number and percentage of shares purchased, and the amount and percentage of consideration paid, by existing shareholders for Common Shares purchased from the Company for cash and by new investors at the assumed initial public offering price of $7.00 per share (before deduction of the underwriting discount and estimated offering expenses):


                               Shares Purchased       Total Consideration
                             -------------------    -----------------------
                                                                               Average
                                                                               -------
                                                                                Price
                               Number    Percent       Amount       Percent   Per Share
                             ---------   -------    -----------     -------   ---------
Existing Shareholders (1)..    600,000    50.0%      $   28,000(2)     0.7%     $ 0.05
Public Investors (1).......    600,000    50.0%       4,200,000       99.3%     $ 7.00
                             ---------   ------      ----------      -----
   Total...................  1,200,000   100.0%      $4,228,000      100.0%
                             =========   ======      ==========      =====


----------
(1) Does not give effect to the exercise of the options and warrants described in footnote 1 to the immediately preceding table.


(2) See information contained under "Certain Transactions" with respect to the purchase in October 1997 for $57,350 of an aggregate of 227,400 Common Shares from the original shareholders of the Company.

                             SELECTED FINANCIAL DATA

      The selected statement of operations data for the years ended December 31, 1997 and 1996, and the balance sheet data as of December 31, 1997 are derived from the Financial Statements of the Company included elsewhere in this Prospectus, which have been audited by Arthur Andersen LLP, independent public accountants. The selected balance sheet data as of December 31, 1996 is derived from the financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants, but which is not included in this Prospectus. The selected statement of operations data for the year ended December 31, 1995, is derived from the Company's unaudited financial statements, which include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of the results of operations for the year then ended. The results of operations for the year ended December 31, 1997 are not necessarily indicative of the results that may be expected for any future period. The financial data set forth below is qualified by reference to, and should be read in conjunction with, the Company's Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.

Statements of Operations Data:                   Years Ended December 31,
                                          -------------------------------------
                                            1995          1996          1997
                                         (unaudited)    (audited)     (audited)
                                          ---------     ---------     ---------

Net Sales ............................    $ 933,646     $ 838,751     $ 842,734
Cost of sales ........................      589,135       497,354       522,168
                                          ---------     ---------     ---------
Gross Profit .........................      344,511       341,397       320,566

Operating expenses ...................      351,385       400,843       407,956
                                          ---------     ---------     ---------

Operating loss .......................       (6,874)      (59,446)      (87,390)

Other income (expense) ...............       (8,430)       (4,177)      (27,782)
                                          ---------     ---------     ---------

Loss from continuing operations ......      (15,304)      (63,623)     (115,172)

Benefit for income taxes(1) ..........           --            --            --
                                          ---------     ---------     ---------

Net Loss .............................    $ (15,304)    $ (63,623)    $(115,172)
                                          =========     =========     =========

Basic net loss per share (3) .........    $   (0.03)    $   (0.11)    $   (0.19)
                                          =========     =========     =========
Weighted average Common
   Shares outstanding ................      600,000       600,000       600,000

Balance Sheet Data:                                  At December 31,
                                      -----------------------------------------
                                          1996                  1997
                                      ------------   --------------------------
                                                                        As
                                         Actual         Actual      Adjusted(2)
                                      ------------   -----------   ------------

Cash..............................     $   1,118      $ 285,581     $3,220,581
Working capital (deficit).........       (84,311)       219,550      3,154,550
Total assets......................       216,668        701,455      3,636,455
Total debt........................       122,569        670,705        255,705

Total shareholders' equity
(deficit) (4).....................       (65,403)      (180,575)     3,169,425


(1) Does not give pro forma effect to the Company's change in tax status from a subchapter "S" to a subchapter "C" corporation immediately prior to the closing of this Offering as the Company is not entitled to the future benefit of losses incurred prior to this election.

(2) Gives effect to the sale of 600,000 Shares offered hereby and the application of the estimated net proceeds thereof (assuming an initial public offering price of $7.00 per Share and after deducting the underwriting discount and estimated expenses of this Offering). See "Use of Proceeds."

(3)   See Note 2 to the Company's Financial Statements.


(4) Gives pro forma effect to the Company's change in tax status from a subchapter "S" to a subchapter "C" corporation immediately prior to the closing of this Offering. See Note 8 to the Company's Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                             FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the Company's financial statements and notes thereto appearing elsewhere in this Prospectus. In addition to the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as applicable to all forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section and in "Risk Factors."

Overview


      The Company manufactures and markets premium quality dairy products from "farm-fresh" raw milk under the Ronnybrook(R) brand name in the New York metropolitan area, eastern Long Island, northern New Jersey and in Columbia, Ulster, Rockland and Dutchess counties, New York. The Company's products include Creamline(R) whole milk and skim milk, heavy cream and half-and-half packaged in traditional glass bottles, butter, ice cream, yogurt and creme fraiche, and, on a limited basis, assorted cheeses, including mozzarella, farmer's cheese, cottage cheese and fromage blanc. During the holiday season, the Company also produces eggnog. The Company sells its products to (i) more than 150 supermarkets, specialty food stores and gourmet delis, (ii) approximately 50 food service clients, including several of the most highly-rated restaurants in New York City, (iii) the Culinary Institute of America, and (iv) directly to the public at outdoor green markets, including the Union Square green market in New York City, and at the Company's distribution center and retail outlet at Chelsea Market in New York City.


      Revenue on sales of bottled milk and other products is recognized upon delivery to customers.

Results of Operations

Year ended December 31, 1997 Compared to Year ended December 31, 1996

      Net Sales

      Net sales for the year ended December 31, 1997 were $842,734, a slight increase over the net sales for the year ended December 31, 1996 of $838,751. The mix of products sold shifted as the sale of fluid milk declined from 80.5% of net sales in 1996 to 70.4% for 1997. The sale of ice cream rose from 2.8% of net sales in 1996 to 9.7% in 1997. The sale of yogurt also increased from 0.5% of net sales in 1996 to 3.2% in 1997. This shift in mix is consistent with the Company's objective to increase its sales of solid milk products, which have greater profit margins, significantly longer shelf life and are more cost effective to distribute than its fluid milk products.

      Cost of Goods Sold

      Cost of goods sold as a percent of net sales increased from 59.3% in 1996 to 62.0% in 1997. Most of the additional costs were incurred in the rental of additional facilities and hiring of additional labor to increase ice cream production. In 1996, the Company began to implement its strategy of increasing sales of higher margin solid milk products. The Company decided to increase its sales of ice cream as the first of such products. During 1997, the Company was in transition with regard to its ice cream business, having added the required facilities and labor, but not yet having achieved the requisite sales volume to generate the Company's targeted gross profit margin, which contributed to the Company's increased cost of goods as a percentage of sales for that year.

      Operating Expenses

      The Company's operating expenses increased from 47.8% of net sales in 1996 to 48.4% of net sales in 1997. Most of the increase was due to increases in compensation and advertising and promotion expenses related to the Company's objective to increase its sales of ice cream. Increased compensation was for a sales person and for a manager at the Company's facility at Chelsea Market in New York City. Other operating expenses were approximately the same as in the prior year.

      Operating Loss

      The Company's operating loss increased from $59,446 or 7.1% of net sales in 1996, to $87,390 or 10.4% of net sales in 1997. This increase resulted primarily from the increases in cost of goods sold and operating expenses due to the Company's investment in additional facilities and staff to support its efforts to introduce its ice cream line.

      Other Income (Expenses)

      Other income of $5,479 in 1996 was derived primarily from subletting space in the Company's rented ice cream production facility. This rental income will not recur as the Company requires the space for ice cream production. Interest expense increased from 1.2% of net sales in 1996 to 3.3% of net sales in 1997, due to additional borrowing principally for working capital.

      Net Income (Loss)

      The Company reported a net loss of $63,623 or 7.6% of net sales in 1996, and a net loss of $115,172 or 13.7% of net sales for 1997. This increase was primarily due to the additional expenses related to the Company's efforts to introduce its ice cream line.

Liquidity and Capital Resources


      As of December 31, 1997, the Company had total liabilities of $882,030 and total assets of $701,455, resulting in a negative net worth of $180,575. As of such date, the Company's liabilities included indebtedness of $654,405, consisting of $607,900 of long term debt and $46,505 representing the current portion of long term debt. At the effective date of this Offering, $415,000 of the long term debt will be repaid leaving a balance of $255,705, including the current portion. See Note 4 in the Notes to Financial Statements for a detailed schedule of long-term debt.


      Historically, the working capital needs of the Company have been met with cash flow from operations along with capital and borrowings from the principal shareholders and others. Net cash provided by operations was $22,373 in 1996. For the year ended December 31, 1997, net cash used in operations was $187,182. Investment in plant and equipment was $27,348 in 1996 and $76,491 in 1997. Cash flow from financing activities increased from $3,678 in 1996 to $548,136 in 1997, due to increased borrowings.


      The Company has entered into several agreements which will increase operating expenses in the future. In January 1998, the Company entered into employment agreements with each of the Osofsky brothers. The agreement with Richard Osofsky provides for a base salary at the annual rate of $30,000 commencing on the closing date of this Offering through December 31, 1998, $75,000 for 1999 and $100,000 for 2000. The employment agreements with R. Sidney and Ronald Osofsky provide for base salaries at the annual rate of $9,360 prior to the close of this Offering, $30,000 commencing on the close of this Offering through December 31, 1998, $75,000 for 1999 and $100,000 for 2000. See "Management--Employment Agreements." In September 1997, the Company entered into an Exclusive Output Agreement with the Osofsky Farm, pursuant to which the Company purchases the raw milk it requires at a base price of $16 per hundredweight through 1998 (the price paid by the Company in 1995-1997), $18 per hundredweight in 1999 and $20 per hundredweight for the remainder of the Agreement's 10-year term and any renewal term. See "Business--Supply of Raw Milk." In January 1998, the Company entered into a 10-year lease for the building in which its dairy facility is located, pursuant to which the annual rent in 1998 is $20,000 and will increase by $15,000 in each of the years 1999 through 2001. The rent paid by the Company in 1995-1997 was $12,000 per annum. See "Business--Properties." Unless product sales by the Company increase sufficiently to offset these incremental expenses, the Company's operating losses will increase, thereby reducing the Company's capital resources.


      The Company believes that the net proceeds of $3,350,000 to be received from this Offering, will be sufficient to satisfy the Company's contemplated cash requirements for a period of at least 12 months. See also Notes 1 and 8 to the Company's Financial Statements.


      Although the Company incurred losses from operations for the three years ended December 31, 1997, since the Company's tax status during those years was that of a subchapter "S" corporation, the Company is not entitled to the future tax benefit of such losses. Upon confirmation of the change in the Company's tax status to that of a subchapter "C" corporation, the Company's retained deficit will be reclassified to additional paid-in capital.


Year 2000 Compliance

      The Company is currently in the process of evaluating its information technology for the Year 2000 compliance. The Company does not expect that the cost to modify its information technology infrastructure to be Year 2000 compliant will be material to its financial condition or results of operations. The Company does not anticipate any material disruption in its operations as a result of any failure by the Company to be in compliance.

                                    BUSINESS

Overview


      The Company manufactures and markets premium quality dairy products from "farm-fresh" raw milk under the Ronnybrook(R) brand name in the New York metropolitan area, eastern Long Island, northern New Jersey and in Columbia, Ulster, Rockland and Dutchess counties, New York. The Company's products include Creamline(R) whole milk and skim milk, heavy cream and half-and-half packaged in traditional glass bottles, butter, ice cream, yogurt and creme fraiche, and, on a limited basis, assorted cheeses, including mozzarella, farmer's cheese, cottage cheese and fromage blanc. During the holiday season, the Company also produces eggnog. The Company sells its products to (i) more than 150 supermarkets, specialty food stores and gourmet delis, (ii) approximately 50 food service clients, including several of the most highly-rated restaurants in New York City, (iii) the Culinary Institute of America, and (iv) directly to the public at outdoor green markets, including the Union Square green market in New York City, and at the Company's distribution center and retail outlet at Chelsea Market in New York City.

      The Company's business is based on management's belief that a growing appreciation for freshness and concern over the purity and safety of food among consumers has created a place in the agricultural landscape for local farm dairies employing production techniques designed to yield high quality, better tasting products which are distributed "fresh" to market. The Company believes that Ronnybrook dairy products arrive to consumers in the Company's marketing area fresher than most other dairy products. The raw milk used in Ronnybrook products is supplied on an exclusive basis to the Company by Ronnybrook Farms in Ancramdale, New York, a local dairy farm owned and operated by members of the Osofsky family since its founding in 1941 (the "Osofsky Farm"). The brothers "Rick," "Sid" and "Ronny" (the "Osofsky Brothers") are executive officers, directors and principal shareholders of the Company. See "Management" and "Principal Shareholders." Most milk and other dairy products commercially available in the Company's core market and throughout the United States are mass produced by large regional dairies which purchase raw milk principally from large farms and distribution cooperatives on a regional basis. The Company believes that its Ronnybrook products are higher in quality than most other commercially available dairy products because of the farming techniques used in producing its raw milk, its small batch production methods and the freshness of its products when brought to market.


History and Philosophy of the Company

      The Company opened its dairy and began manufacturing and selling its Ronnybrook dairy products made with raw milk from the Osofsky Farm in 1991. The Company commenced operations at a time when local dairies were being consolidated into large regional dairies which obtained their milk principally from large farms and milk cooperatives, often located at considerable distances from the markets served by these regional dairies. In the past 15 years, according to the Massachusetts Department of Food and Agricultural, the number of dairy farms in New York State has halved, from 18,000 in 1983 to 9,000 today (Newsday, February 9, 1998). As a result of these dairy closures, the Osofsky Farm, as most dairy farms in New York State do today, sold its raw milk in bulk to milk distribution cooperatives which then processed it for sale to large regional dairies. As a result of this consolidation trend, most milk consumed in the greater New York metropolitan area contains milk produced on farms located throughout New York State, Pennsylvania and New Jersey. When prices paid for raw milk by distribution cooperatives declined to levels which threatened the viability of the Osofsky Farm, the Osofsky Brothers decided to open their own dairy. They believed that the dairy's success would be driven by consumers' growing appreciation for freshness and concern over the purity and safety of food which, in turn, creates an opportunity in the agricultural landscape for local farm dairies using production techniques designed to yield high quality products which are distributed "fresh" to market. See "The Premium Quality Dairy Product Market."

The Premium Quality Dairy Industry

      Natural Foods. The Company's products are "natural foods." Natural foods are foods which are minimally processed, free of artificial ingredients, preservatives and other non-naturally occurring chemicals, and are as near to their whole, natural state as possible. Retail sales in the natural products market were estimated by Natural Foods Merchandiser at $11.5 billion in 1996 (including vitamin and mineral supplements, grocery products, produce and health and beauty aids). The Company believes that this market is sustained by several factors, including (i) consumer concern over the purity and safety of foods due to the prevalence of artificial ingredients and other chemicals, (ii) consumer awareness of the link between diet and health, and (iii) consumer awareness of environmental issues. Independent research reveals that 62% of all adults are highly concerned about food content and that 58% of all adults purchased at least one natural food item in the last year. According to ACNielsen, natural food consumers are generally better educated and more affluent than average consumers, as well as brand-loyal. The proliferation of natural food supermarkets, including Whole Foods and Wild Oats, are helping to fuel industry growth.

      Super Premium Ice Cream Market. The super premium ice cream segment of the frozen dessert market has shown strong growth in recent years despite diet conscious consumers. According to figures from the International Ice Cream Association's Ice Cream Research Project, retail ice cream sales for the year ended September 27, 1997 rose 7.8% to $2.6 billion and accounted for 83.5% of the frozen dairy product market. Super premium ice cream showed the strongest growth among ice cream price segments for the 52 weeks ended October 12, 1997, with its market share growing to 9.35% of ice cream sales, an increase of 15.9%.

      Super premium ice cream is generally characterized by a greater richness and density than other kinds of ice cream. It has a butter fat content of at least 16% and a volume which does not exceed the volume of ice cream mix used by more than 50% ("overrun"). Super premium ice cream is generally sold at retail for prices ranging from $2.90 to $4.50 per packaged pint. This category of ice cream was created in 1959 by Haagen-Dazs and later expanded by Ben & Jerry's. According to available information, Haagen-Dazs had annual sales in 1994 exceeding $900 million with Ben & Jerry's reporting sales in 1996 in excess of $167 million.

      Super premium ice cream is generally marketed by emphasizing quality, flavor selection, texture and brand image. Other types of ice cream are largely marketed on the basis of price.

Growth Strategy


      The Company believes that Ronnybrook products enjoy a reputation, among those people who are familiar with its products, for being a high quality product and arriving to consumers "fresh-off-the-farm." The Company believes that this reputation has spread principally by word-of-mouth and also as a result of favorable press coverage, as marketing efforts to date have been very limited. Pursuant to its proposed marketing plan, the Company will seek to build upon the reputation of Ronnybrook products and create a strong brand identity, making its products more widely recognizable.


      The Company's initial goal is to increase its sales to specialty food stores and gourmet deli's, through outdoor green markets, and to restaurants and other food service customers in the Company's existing markets through implementation of its marketing plan, and then to extend its distribution to contiguous markets with high population concentrations, such as the Boston, Philadelphia and Hartford areas, with a view to becoming the principal supplier of premium quality dairy products to both consumers and food service customers in the Northeast. If the Company can successfully implement its growth strategy in the Northeast, the Company will seek to enter other markets through joint venture, licensing or other arrangements with local dairy farms which the Company believes would benefit significantly from selling their raw milk to newly established local dairies that will produce and sell Ronnybrook(R) brand milk products in their local markets. The key elements of the Company's growth strategy to reach its goal include:

      o Broaden Customer Base. The Company seeks to broaden its customer base by offering Ronnybrook fluid milk products for sale in no-return containers designed to evoke the Ronnybrook signature glass bottles (which are returnable for a $1.00 refund).

      o Increase Sales of Solid Milk Products. The Company seeks to increase its sales of solid milk products, such as yogurt, ice cream and cheese, which have greater profit margins, significantly longer shelf life and are more cost effective to distribute than fluid milk products.

      o Emphasize Local Production and Distribution. The Company's marketing efforts will emphasize the local production and distribution of Ronnybrook products, which begins with raising the milking herd on the Osofsky Farm and results in premium quality products through the efforts of the Osofsky Brothers.

See "Business-History and Philosophy of the Company," "Production" and "Brand Development and Marketing Strategy." A significant portion of the proceeds of this Offering will be used to fund the Company's marketing efforts. See "Use of Proceeds."

Dairy Products

      Product Mix. Milk sales account for the Company's single greatest source of revenue. For the year ended December 31, 1997, approximately 75%+ of the Company's revenues were derived from the sale of milk packaged in glass bottles. The following table sets forth the revenues derived from the Company's products for the year ended December 31, 1997:

                     Product          Percentage of Revenues
                    Fluid milk                 75%+
                    Ice cream                  10%
                      Butter                    7%
                      Yogurt                    3%
                      Eggnog                    2%
                  Creme fraiche                 2%
                   Soft cheeses                 *
                   Heavy cream                  *

----------
+ Includes revenues derived from unreturned glass bottles accounting for approximately 9% of the Company's revenues in 1997.
*     Less than 1%.


      Creamline Milk. Ronnybrook Creamline milk is whole milk produced the "old fashioned" way, pasteurized but not homogenized, so that the cream slowly rises to the top. Ronnybrook Creamline milk is packaged in quart and one-half liter sized returnable glass bottles which are sold at retail for an average price of $1.95 and $1.50, respectively, plus $1 for the bottle.

      Skim Milk. Ronnybrook skim milk is simply non-homogenized Creamline milk with all the cream removed. The Times has described it as "particularly rich tasting" (July 24, 1991).

Ronnybrook skim milk is packaged in quart and one-half liter sized returnable glass bottles which are sold at retail for an average price of $1.95 and $1.50, respectively, plus $1 for the bottle.


      Chocolate Milk. Ronnybrook chocolate milk has been described by the Times as the Dom Perignon of chocolate milk and was the only chocolate milk to receive the highest rating of "excellent" in a Times survey of ready-to-drink chocolate milk (September 8, 1993). Ronnybrook chocolate milk, the Company believes, is the only all-natural ready-to-drink chocolate milk available on the market. It is made with natural cocoa (not processed with alkali), sugar, vanilla and carrageenan, which is made from seaweed. Ronnybrook chocolate milk is available as both a whole Creamline and as a skim milk product. It is packaged in quart and one-half liter sized returnable glass bottles which are sold at retail for an average price of $3.50 and $1.65, respectively, plus $1 for the bottle.

      Coffee Milk. Ronnybrook coffee milk tastes more like melted coffee ice cream than iced coffee, reports the Times (May 26, 1993). It is made from decaffeinated Brazilian roast coffee, sucannat (which is an unrefined sugar) and chicory root extract. It is made both with whole Creamline milk and skim milk. Ronnybrook coffee milk is packaged in quart and one-half liter sized returnable glass bottles which are sold at retail for an average price of $3.80 and $2.75, respectively, plus $1 for the bottle.


      Eggnog. During the holiday season, the Company offers for sale Ronnybrook eggnog, which is made from Ronnybrook Creamline whole milk and other natural ingredients. It is packaged in quart sized returnable glass bottles which are sold at retail at prices ranging from $4.00 to $7.00 plus $1 for the bottle.

      Heavy Cream. Ronnybrook heavy cream is separated from Ronnybrook Creamline milk. The fat content of Ronnybrook heavy cream is approximately 43%, while that of most commercial brands averages approximately 38-40%. It is packaged in one-half liter sized returnable glass bottles which are sold at retail at prices ranging from $3.75 to $5.00 plus $1 for the bottle.


      Half-And-Half. The Times described Ronnybrook half-and-half, which is made with a combination of milk and cream with 10 percent butterfat, as having a "richer fresh cream flavor" than most other brands without containing the additives contained in many brands (August 2, 1995). Ronnybrook half-and-half is packaged in one-half liter sized returnable glass bottles which are sold at retail for an average price of $2.75 plus $1 for the bottle.

      Butter. Ronnybrook sweet butter was described by the Times as "very delicate" (March 1, 1995). In addition to sweet butter, the Company makes lightly salted butter, garlic butter and honey butter. Numerous top chefs in New York City purchase Ronnybrook butter because it has a high butterfat content (it is made from Ronnybrook cream), which, in addition to contributing to its taste, enables it to be heated to higher temperatures without burning. Ronnybrook butter is packaged for retail sale in eight ounce tubs which are sold for an average price of $3.00.


      Yogurt. Ronnybrook yogurt is European in style. It is made from whole Creamline milk and a blend of four imported active yogurt cultures which contribute to its taste and texture. It is available in plain, vanilla and vanilla maple flavors. The Company plans to offer a non-fat version of its yogurt made from Ronnybrook skim milk. Ronnybrook yogurt is packaged in eight ounce cups which are sold at retail for an average price of $1.25.

      Creme Fraiche. Ronnybrook creme fraiche is made with cultured Ronnybrook heavy cream. It is similar to sour cream in both appearance and texture. It is packaged in eight ounce containers which are sold at retail at prices ranging from $3.00 to $4.00.

      Assorted Cheeses. The Company currently produces, on a limited basis, soft cheeses including mozzarella cheese, farmer's cheese, and cottage cheese. After completion of this Offering and the application of a portion of the proceeds to purchase certain dairy manufacturing equipment, the Company plans to increase production of its soft cheeses.


      Super Premium Ice Cream. Super premium ice cream is generally characterized by a greater richness and density than other kinds of ice cream with a butter fat content of at least 16% and overrun no greater than 50%. Ronnybrook super premium ice cream has a butterfat content ranging from 16% to 18% and overrun of 40%. Each flavor is made separately from scratch and not from a vanilla base like most other ice creams and has a butterfat content tailored to produce a better tasting product. Ronnybrook ice cream was selected by the New York Press as the best ice cream available in New York City in its 1997 "Best of Manhattan" issue. The "regular" flavors listed below are always available, while feature flavors, often made with seasonal ingredients, are available on a limited basis. The Company regularly introduces new flavors. Ronnybrook ice cream is packaged in pint sized containers which are sold at retail for prices ranging from $2.90 to $5.50.


      Regular Flavors                          Feature Flavors
----------------------------   ------------------------------------------------

   Hudson Valley Vanilla             Butter Pecan            Millbrook Mocha
  Columbia County Coffee     Chocolate Raspberry Truffle       Peach Melba
      Coconut Crunch         Coconut Mint Chocolate Chip  Pumpkin Creme Brulee
Lola's Mint Chocolate Lace              Eggnog                 Rum Raisin
        Ronnyberry               Ginger Creme Brulee     Toasted Hazelnut Crunch
   Sid's Chocolate Silk              Ginger Snap         Vanilla Chocolate Chip
        Raspberry                   Honeydew Melon       Vanilla Chocolate Lace
                                     Butterscotch               Pistachio
                                     Sweet Cream               Strawberry

      Anticipated Low Fat Products. The Company anticipates, as part of its new product development, to introduce low fat varieties of many of its dairy products, including low fat mozzarella cheese, low fat ice cream and non fat yogurt, during 1998.

Customers

      The Company currently sells Ronnybrook dairy products throughout a north/south corridor extending from Columbia County, New York in the north to New York City in the south and from the New/York Connecticut border in the east to Ulster and Rockland Counties in the west. The Company also sells its products on eastern Long Island and in northern New Jersey. About 40% of its sales are within 40 miles of the dairy and another 40% are in New York City. The remaining sales are distributed almost equally throughout the balance of this market area. The Company sells its products to (i) more than 150 different supermarkets, specialty food stores and gourmet deli's; (ii) approximately 50 food service clients, including several of the most highly-rated restaurants in New York City; (iii) the Culinary Institute of America, and (iv) directly to the public at outdoor green markets, including the Union Square green market in New York City, and at the Company's distribution center and retail outlet at Chelsea Market in New York City. Approximately 70% of the Company's product sales are based on standing orders from retail outlets and food service clients. These customers are generally contacted by the dairy on a weekly basis to confirm the content and timing of their orders.

      During 1997, product sales made directly to consumers at the Union Square green market and Chelsea Market, both in New York City, accounted for approximately 20% and 8% of the Company's revenues, respectively. The balance of product sales during this period were made to retail outlets and food service clients. During such period, no customer accounted for 5% or more of the Company's revenues from product sales.

Production

      All aspects of production of Ronnybrook products, from raising the dairy herd to crafting the finished products, are based on traditional practices designed to yield premium quality, wholesome and superior tasting foods.


      Cattle Raising. Ronnybrook dairy products begin with the raw milk supplied by the Osofsky Farm's herd of award winning Holsteins. The farming techniques used on the Osofsky Farm and the care given to the milking herd, the Company believes, contribute to the quality and taste of Ronnybrook milk. Ronny Osofsky manages the Osofsky Farm. To promote their healthy development, Ronny keeps the cows out-of-doors for as many hours during the day as possible, allowing them to roam free and graze upon the farm's pastures. Cows at many commercial dairies, in contrast, spend their entire lives standing on concrete floors. The cows are brought indoors overnight and for milking and feeding. Indoors, they are kept in separate "comfort" stalls and receive individual attention. Most larger farms house cows in group stalls. While in their stalls, each cow is fed a total mix ration, comprised of chopped corn, chopped grass and ear corn, with an individually tailored top dress including natural sources of minerals and proteins. The cows are also fed freshly baled hay which the cows use in the production of cud, essential for the healthy functioning of a cow's digestive tract. Many larger farms no longer feed their cows baled hay. The cows, in addition, are regularly groomed and rubbed down to maintain their health and comfort. The cows, further, produce their milk naturally, without the aid of production enhancing hormones or chemicals. When cows are ill and being treated with antibiotics, they are removed from the milking herd and their milk is not utilized. Only when a cow has fully recovered and all antibiotics have been flushed from its system, is the cow re-introduced into the herd.


      The Company anticipates that the supply of raw milk from the Osofsky Farm will not be sufficient to meet anticipated increased demand for Ronnybrook dairy products resulting from its marketing, sales and distribution efforts. See "Brand Development and Marketing Strategy" and "Sales and Distribution." To meet this demand, the Company has signed non-binding letters of intent with two neighboring family farms, which contemplate that the Company will be able to acquire the milk output of these farms. The letters contemplate, further, that the farms, if necessary to insure quality, will adjust their production techniques to conform to those employed by the Osofsky Farm. The Company anticipates that all raw milk to be used by the dairy as it grows will be produced by small, local, family run farms which employ traditional farming techniques similar to those used on the Osofsky Farm. The Company believes that the milk to be obtained from these family farms is of similar quality to that produced on the Osofsky Farm and will not adversely effect the quality of Ronnybrook products. See "Risk Factors - Impact of Growth on Quality of Dairy Products." See also "Business - Supply of Raw Milk" and "Risk Factors - Supply of Raw Milk."

      Milk Processing. The Company believes that through purchasing raw milk locally and employing minimal processing techniques, it is able to preserve the fresh taste of milk. The Company's dairy processes raw milk from the Osofsky Farm within 24 to 36 hours after milking. Most large regional dairies, the Company believes, process raw milk which is three to four days old. Milk processed by conventional farms for sale to regional dairies is typically stored at the farm for a minimum of two days, commonly spends a full day in transit to the dairy facility, and is only processed the following day. Ronnybrook Creamline milk is not homogenized. During homogenization, pressurized milk is forced through openings smaller than the size of the fat globules present in milk, breaking them into smaller particles. Thus treated, the milk fat remains suspended and does not separate out in the form of cream. The Company believes that this process adversely affects the taste and feel of milk. In addition, Ronnybrook milk is pasteurized at the lowest temperatures allowed by law to avoid imparting to the milk a cooked flavor. When the milk is clarified and the butterfat removed to yield cream and skim milk, a process of cold separation is used, rather than the more commonly employed hot separation which the Company believes adversely affects the flavor of the milk.

      Dairy Product Processing. Ronnybrook products are made in small batches using minimal processing techniques to maintain freshness and allow maximum flavor and nutrition retention. They are made with wholesome ingredients, many of which are produced on the Osofsky Farm. No chemicals or additives are employed. Because they are produced locally, Ronnybrook dairy products arrive to consumers in the Company's marketing area sooner after production than most other dairy products. See "Risk Factors - Limited Delivery Capacity; Delays in Delivery of Products." To assure product quality, the beginning of each production run is sampled for flavor, aroma, texture and appearance. In addition, New York State conducts unannounced monthly spot-checks for bacteria and butterfat content in the Company's products, as well as sanitary conditions in the Company's dairy. See " Government Regulation." The Company, further, on a bi-weekly basis, conducts similar tests.

      Facilities. All of the equipment used in the Company's dairy plant is standard dairy equipment and can be adapted to produce most dairy products. Milk processing involves two principal pieces of equipment (i) a separator, which is used for both clarifying whole raw milk and for separating out cream and (ii) a pasteurizer, which heats the milk to kill bacteria. With the exception of ice cream, the Company's products are manufactured in the Company's dairy facility. The Company manufactures ice cream mix in its dairy, but it is frozen and finished at a rented off-site facility operated by the Company located 10 miles from the dairy. After completion of this Offering, the Company intends to purchase a continuous fill freezer for manufacturing ice cream which it will locate at its dairy facility and discontinue the rental of the off-site ice cream facility. See "Business-Property." The Company's dairy currently processes approximately 15,000 pounds of raw milk per week. The Company believes that it currently has the capacity, based on an assumed mix of products, to manufacture dairy products at a rate which would utilize 80,000 pounds of raw milk per week. The Company believes that purchasing additional milk processing equipment, including a second pasteurizing unit with greater capacity, a milk filler, additional holding vats, yogurt filling machines, and a continuous fill freezer for manufacturing ice cream on site, should increase its capacity to manufacture products to a rate which utilizes approximately 250,000 pounds of raw milk per week. The Company intends to purchase this equipment with the proceeds of this Offering. See "Risk Factors - Limitation in Production Capacity" and "Use of Proceeds."

      Development of No-Return Milk Containers. The development of no-return milk containers, to complement the Company's line of traditional glass bottles, involves either identifying existing quart, pint and one-half pint sized containers suitable for use by the Company and/or designing and manufacturing customized containers in these sizes. The Company is evaluating containers made of glass, plastic and paperboard. If the Company identifies existing containers, it would need to design appropriate labeling which may either be printed on the containers or on a label which may be affixed to the containers. Designing customized no-return glass or plastic containers would involve having unit cavities fabricated for initial evaluation and testing of the designs, having production-ready injection molds fabricated and tooling production equipment. See "-Brand Development and Marketing."

Supply of Raw Milk

      The raw milk used in Ronnybrook products is supplied exclusively to the Company by the Osofsky Farm pursuant to an Exclusive Output Agreement. Pursuant to the Agreement, the Company purchases the raw milk it requires from the Osofsky Farm at a base price of $16 per hundredweight in 1997 and 1998, $18 per hundredweight in 1999 and $20 per hundredweight for the remainder of the Agreement term and any renewal term. In addition, the price paid for raw milk is adjusted monthly, but never below the applicable base price, to reflect increases in the monthly blend price for raw milk established by the Federal milk order which fixes minimum prices paid by producers to dairy farmers for raw milk. The Agreement is not assignable by the Osofsky Farm without the prior written consent of the Company and the Company has the right of first refusal to purchase the Farm's Assets (defined therein) prior to any sale to a third party. Under the Agreement, the Company also has the right to approve the farming, herding and milking techniques employed by the Osofsky Farm in order to insure the quality of raw milk. The Agreement is for a term of 10 years and is renewable, at the option of the Company, for two additional 10-year terms. The Company believes that the terms of the Agreement are no less favorable than those that could be obtained from unaffiliated parties. See "Certain Transactions."


      The Company currently purchases raw milk from the Osofsky Farm at an annual rate of approximately 800,000 pounds. The Osofsky Farm can more than double production of raw milk to an annual rate of approximately 1.75 million pounds. The Company recognizes, however, that this supply will not be sufficient to meet the level of increased demand which the Company anticipates will develop for its products as a result of its proposed marketing efforts. The Company has signed letters of intent with two neighboring family farms which contemplate that the Company will be able to acquire the milk output of these farms, which is approximately 5,000,000 pounds a year. These farms currently employ traditional production techniques similar to those used by the Osofsky Farm and the letters of intent contemplate that the farms, if necessary to insure quality, will modify their production techniques to conform to those employed by the Osofsky Farm. The Osofsky Farm is located in Columbia county on the Columbia/Dutchess county border. The Company's dairy facility is located in Columbia county on land contiguous to the Osofsky Farm. The two neighboring farms with which the Company has signed letters of intent are located in Columbia and Dutchess counties, respectively, one within a five minute drive of the Company's dairy and the other within a 15 minute drive. See "Production - Raw Milk." The Company is also speaking with other local farms in an effort to source additional raw milk as it is needed. See "Risk Factors - Supply of Raw Milk."


Brand Development and Marketing


      Brand Identity. The Company believes that Ronnybrook products enjoy a reputation, among people who are familiar with its products, for being a high quality product and arriving to consumers "fresh-off-the-farm." The Company believes that this reputation has spread principally by word-of-mouth and also as a result of favorable press coverage, as marketing efforts to date have been very limited. The Company's proposed marketing plan is designed to build upon the reputation of Ronnybrook products, strengthen their brand identity and make Ronnybrook products more widely available to customers.


      The Company's marketing will emphasize the local production and distribution of Ronnybrook products, which begins with the dairy herd on the Osofsky Farm and results in premium quality products through the efforts of the Osofsky Brothers (the "Ronnybrook Story"). See "History and Philosophy of the Company" and "Production." The Company believes that the Ronnybrook Story adds legitimacy to its marketing claim that it produces farm fresh products and helps to instill confidence in consumers as to the purity and wholesomeness of Ronnybrook products.

      The Company has sought to convey the Ronnybrook Story primarily through the packaging it uses for its products. The Company believes that packaging its fluid products in old-fashioned glass bottles has helped to identify Ronnybrook products in the eyes of consumers as being of premium quality. Further, text on packaging describes the Ronnybrook Story. Ronnybrook products have also received marketing benefits from a considerable volume of favorable press in the Times and other publications of mass circulation, including Gourmet Magazine and two New York City oriented weekly events guides which have rated Ronnybrook products highly. See "Products."

      The Company's marketing and promotional efforts will include:

      o Redesigning packaging of non-fluid products to promote a premium quality image.

      o Refining and targeting the Company's message, which to date has largely been the product of word of mouth and product reviews.

      o Developing trade material, including four-color trade sell sheets and brochures.

      o Further distinguishing Ronnybrook products from other dairy products.

      o Commencing retail advertising, including print advertising and focused public relations.

      In addition, for the purpose of building brand recognition, the Company anticipates opening in the summer of 1998 a signature store and free-standing ice cream kiosk in a food court being developed in Grand Central Terminal in New York City. The store will seek to convey the Ronnybrook Story through mounted photographs of the Osofsky Brothers and the Osofsky Farm, as well as through informative text. Over 500,000 people pass through Grand Central Terminal every day. The Company has received proposed lease terms and a draft lease for these premises and will attempt to finalize a commitment subject to the completion of this Offering.

      Broaden Customer Base through Introduction of No-Return Containers for Fluid Products. The Company is developing design specifications and prospective sources for no-return containers in quart, pint, and one-half pint sizes as alternate packaging for its fluid products to complement its line of returnable glass bottles. The Company believes that it can broaden the customer base for and increase sales of its fluid products by offering them for sale in non-returnable containers. Increased sales of fluid products should also result in higher incremental sales of its solid milk products, as most customers who purchase milk purchase other Ronnybrook products as well. See "- Focus Marketing on Value Added Products." The Company believes that offering its fluid products exclusively in returnable glass bottles has limited its market penetration in its current markets and creates barriers to entry in new markets. The Company has experienced that many consumers do not buy the Company's fluid products because they do not want to pay $1.00 for the bottle or have the inconvenience of returning the bottle for a $1.00 refund. Further, it has been the Company's experience that many stores will not carry its fluid products because they do not want the inconvenience of collecting and storing returned bottles. The Company estimates that the introduction of no-return containers will result in increased product sales in retail stores which currently sell Ronnybrook products as well as an increase in the number of retail stores which carry Ronnybrook products. Further, the Company believes that the introduction of one-half pint single serving sized containers will increase its sales of chocolate and coffee flavored milk. See "Risk Factors - Introduction of No-Return Containers."

      Focus Marketing on Value Added Products. The Company plans to focus its marketing and sales efforts on its solid milk products, such as ice cream, yogurt and cheese. The modest incremental processing required for these products adds significant resale value above that of fluid products and, accordingly, provides greater profit margins. Such non-fluid products also have significantly longer shelf life and are more cost effective to distribute than bottled milk.

Sales and Distribution


      Ronny Osofsky is currently the Company's sole sales person and has established most of the relationships with the Company's retail store and food service clients. See "Risk Factors - Limited Sales Force." The Company also meets prospective food service clients at its New York City distribution center at Chelsea Market, which features a pedestrian shopping concourse frequented by retail and wholesale food buyers. See "Property." The Company believes that tenants at Chelsea Market serve over 600 restaurants, hotels and stores. The Company delivers Ronnybrook products using three delivery trucks which it owns. The Company delivers Ronnybrook products in Columbia, Dutchess, Ulster, Rockland and Westchester counties, New York and northern New Jersey from the dairy in Ancramdale, New York and in New York City and Long Island from Chelsea Market.

      Increase Sales and Distribution Capacity in New York Metropolitan Area. The Company intends to hire additional sales personnel and purchase additional delivery trucks to increase sales of Ronnybrook products in the New York metropolitan area. See "Use of Proceeds."

      Engage Dairy Distributors in New Markets. The Company intends to contract with food product distributors to sell and deliver Ronnybrook products in markets contiguous to its current markets, including the Boston, Philadelphia and Hartford areas. The Boston and Hartford areas are each under a three hours' drive from the Company's dairy and the drive to the Philadelphia area is under five hours.

      Establish Additional Local Dairies. The Company's initial goal is to become the principal supplier of premium quality dairy products to both consumers and food service customers in the Northeast. If the Company achieves this goal, it will look to enter new, densely populated markets -- probably initially in the Midwest -- by establishing local dairies which will purchase raw milk from local dairy farms. The Company will seek to enter these markets through joint venture, licensing or other arrangements with local dairy farms which have experienced the same economic pressures as the Osofsky Farm and, therefore, can benefit by adopting the Company's approach of producing and marketing premium branded milk products directly to local markets. In order to insure the quality of the raw milk it purchases, the Company, as a condition of entering into a supply contract with a dairy farm, would require that the farming methods used conform to those employed by the Osofsky Farm. See "Production." The Company believes that these arrangements will be very attractive to dairy farms because the Company believes that it will be in a position to pay more for raw milk than large regional dairies or dairy cooperatives because of the premium pricing received for Ronnybrook products. See "Government Regulation."

Competition

      General. The food business is highly competitive and, therefore, the Company faces substantial competition in connection with the marketing and sale of its products. The Company's products are positioned as premium products and, accordingly, are generally priced higher than certain similar competitive products. The Company believes that the principal competitive factors in marketing its products are quality, taste, freshness, price and product recognition. While the Company believes that it competes favorably in terms of quality, taste and freshness, its products are more expensive and less well known than other brands. The Company's premium products may be considered in competition with non-premium quality dairy products for discretionary food dollars. See "Risk Factors - Competition."

      Fluid Dairy Products. Due to the perishability concerns and costs associated with transporting fresh milk, competition in the dairy business with respect to fluid products tends to be regional rather than national, with strong brand identity, price, freshness and quality as the primary competitive factors. The Company competes primarily on the basis of quality, taste and freshness. It faces competition from non-premium milk producers distributing milk in the Company's marketing area; other milk producers packaging their milk in glass bottles, including Meadowbrook, Chrone Dairy and Juniper Farms, which serve portions of the Company's marketing area; and certified organic milk producers, including the Organic Cow, based in Vermont, and Horizon Organic Dairy, a national purveyor of organic milk and other dairy products.

      Super premium ice cream. The super-premium ice cream market is highly competitive and the Company faces substantial competition in connection with the marketing and sales of its Ronnybrook ice cream. Among its competitors are Haagen-Dazs, owned by the Pillsbury Company, Ben & Jerry's and numerous regional ice cream companies. Many of these competitors are well established and have substantially greater financial and other resources than the Company.

      Achieving wide distribution in the ice cream business is difficult due to the substantial expense of a marketing program and the limitations on available space in the freezer compartments of retailers. The Company's ice cream may be considered in competition with all ice cream and other frozen desserts for discretionary food dollars.

      Yogurt. Ronnybrook yogurt faces competition from Stonyfield Farms, Brown Cow and Horizon Dairy, among other brands.

Government Regulation

      The Company is extensively regulated under both federal and state law. The following information summarizes certain aspects of those regulations applicable to the Company and is qualified in its entirety by reference to all particular statutory or regulatory provisions.

      Regulation at the federal, state and local levels is subject to change. To date, compliance with governmental regulations has not had a material impact on the Company's level of capital expenditures, earnings or competitive position, but, because of the evolving nature of such regulations, management is unable to predict the impact such regulation may have in the foreseeable future.

      Public Health. As a manufacturer and distributor of food products, the Company is subject to the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory scheme governs the manufacture (including composition and ingredients), labeling, packaging and safety of food. The FDA regulates manufacturing practices, including quality assurance programs, for foods through its current good manufacturing practices regulations, specifies the standards of identity for certain foods, including many of the products sold by the Company, prescribes the format and content of certain nutrition information required to appear on food product labels and approves and regulates claims of health benefits of food products.

      In addition, the FDA enforces the Public Health Service Act and regulations issued thereunder, which authorize regulatory activity necessary to prevent the introduction, transmission or spread of communicable diseases. These regulations require, for example, pasteurization of milk and milk products. The Company and its products are also subject to state and local regulation through such measures as the licensing of dairy manufacturing facilities, enforcement by state and local health agencies of state standards for the Company's products, inspection of the Company's facilities and regulation of the Company's trade practices in connection with the sale of dairy products.

      Employee Safety Regulations. The Company is subject to certain health and safety regulations, including regulations issued pursuant to the Occupational Safety and Health Act. These regulations require the Company to comply with certain manufacturing, health and safety standards.

      Environmental Regulations. The Company is subject to certain federal, state and local environmental regulations. These laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances control Act; the Clear Air Act; the Safe Drinking Water Act; the Oil Pollution

Act of 1990; the Occupational Safety and Health Act of 1970, as amended; and their state and local counterparts and equivalents.

      The Company maintains above-ground or underground petroleum storage tanks at its dairy facility. These tanks are periodically inspected to determine compliance with applicable regulations. The Company may be required to make expenditures from time to time in order to remain in compliance with such regulations. No such expenditure is expected to be material.

      U.S. Dairy Support Program. The minimum price paid to farmers for milk in the United States is established by federal milk marketing orders promulgated under the Agriculture Marketing and Agreement Act of 1937. Under these marketing orders, a Market Administrator fixes minimum prices for milk based on how it is used. Each month the Market Administrator reviews the books of all processors and ensures that farmers receive minimum prices. However, dairies often pay more than the minimum price. Congress has recently passed legislation designed to phase out support prices over a specified period.

      Under the federal milk price support program, based on how raw milk is used by a dairy, whether for the production of fluid or non-fluid milk products, minimum pricing is enforced, in part, through the remittance or receipt by non-farm dairies of "equalization" payments to or from a fund (the "pool fund") administered by the Market Administrator. As a farm-dairy, the Company has not been subject to these federal minimum price regulations and has not been required to make payments to the pool fund. Once the Company is unable to satisfy its raw milk requirements from the Osofsky Farm and commences purchasing milk from other local dairy farms, the Company's status under these regulations may change so that the Company may become subject to minimum pricing and may be required to remit (or be entitled to receive) equalization payments from the pool fund. The prices the Company currently pays the Osofsky Farm for raw milk are higher than those set forth in the applicable federal milk marketing order fixing minimum raw milk prices. The Company anticipates that the prices for raw milk that it will pay to farms from which it may purchase raw milk in the future to meet its anticipated supply requirements will also be higher than those set forth in any applicable federal milk marketing order. Had the Company been subject to these federal minimum price regulations in 1996 and 1997, the Company's equalization payment obligation to the pool fund would have been approximately $7,000 per annum. See "Risk Factors - Possible Volatility of Raw Milk Costs."

Insurance


      The Company maintains $290,000 of property insurance to cover the Company's Dairy and Chelsea Market Facility. See "Business-Properties." The Company currently maintains liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate for any year and an umbrella policy in the amount of $1,000,000 per occurrence and $1,000,000 in the aggregate for any year over and above the base liability coverage. The Company intends to increase its umbrella policy coverage to $10,000,000 per occurrence and $10,000,000 in the aggregate for any year. The cost associated with this increased coverage is anticipated to be $7,750 per year. There can be no assurance that such insurance will be sufficient to cover potential claims or that the present level of coverage maintained by the Company will be available in the future at a reasonable cost. See "Risk Factors - Potential Product Liability."


Trademarks

      The Company has obtained trademark registrations for the use of its oval logo with respect to its white milk, chocolate milk and yogurt and for the use of "Creamline" with respect to its non-homogenized milk. The Company has applied to the United States Patent and Trademark Office to expand the coverage of the trademark relating to its logo to cover its use with respect to the Company's other products. See "Risk Factors -- Limited Trademark Protection."

Employees

      As of December 31, 1997, the Company employed 11 people on a full-time basis, two of whom are in management positions, and 20 people on a part-time basis. Of the Company's full time employees, three work in production, two work in the Company's executive offices, two load trucks and deliver products, one manages the Company's facility at Chelsea Market and one manages the Company's sales activities at green markets. Of the Company's part-time employees, 11 work in production, one works in the Company's executive offices, two load trucks and deliver products, three are retail clerks at Chelsea Market and three assist in the Company's sales activities at green markets. None of the Company's employees is covered by a collective bargaining agreement. The Company believes its relationship with its employees is good.

Properties

      The Company's dairy facility and executive offices occupy approximately 1,200 square feet in a cinderblock building located on property contiguous to the Osofsky Farm, Prospect Hill Road, Ancramdale, New York 12503. The Company leases the building from Prospect Hill Associates, a partnership among the Osofsky Brothers and their cousin, Joel Osofsky, for an initial term expiring December 31, 2008 at a current annual rent of $20,000. Pursuant to the terms of the lease, the annual rent for the facility increases $15,000 per year during the years 1999 through 2001. The lease is renewable, at the option of the Company, for two additional 10-year terms at an annual rent of $65,000. The Company also leases a 1,200 square foot facility in Amenia, New York, approximately 10 miles from the Company's dairy, and uses 800 square feet of such facility for freezing and packaging its ice cream. The lease is for a term expiring August 1998 at a current annual rent, which includes the use by the Company of ice cream freezing equipment, of $20,400. The Company also leases a 2,400 square foot distribution and retail facility at Chelsea Market, 88 Ninth Avenue in New York City. The lease for this facility is for a term expiring September 14, 2016 at a current annual rent of $13,680. The rent will increase periodically through September 15, 2011, at which time the annual rent will equal $47,979.

      The Company intends to use part of the proceeds of this Offering to expand its dairy facility to house additional dairy processing equipment. The Company also intends to purchase a continuous fill freezer for manufacturing ice cream which it will locate at its dairy facility and discontinue the rental of the ice cream facility in Amenia, New York. See "Use of Proceeds" and "Business - Production."

Legal Proceedings

      The Company is not involved in any pending or threatened legal proceedings that could have a material impact on the Company's financial statements.

                                   MANAGEMENT

Directors and Executive Officers

      The Company's executive officers and directors, and their ages as of February 1, 1998, are as follows:

        Name              Age                      Position
----------------------  -------   ---------------------------------------------

Richard A. Osofsky        53      President, Chief Executive Officer, Chief
                                  Financial Officer and Director

R. Sidney Osofsky         52      Vice President - Production, Chief
                                  Operating Officer, Treasurer and Director

Ronald N. Osofsky         56      Vice President - Sales and Distribution,
                                  Secretary and Director

Kenneth W. Rothstein*     43      Vice President - Marketing

----------
* Mr. Rothstein will take office upon the closing of this Offering or, at his election, within 30 days thereafter.

      Richard A. Osofsky (Rick), a co-founder of the Company, was elected President, Chief Executive Officer, Chief Financial Officer and a director on January 1, 1998. For more than five years prior thereto, while devoting time to the business and affairs of the Company, Rick practiced law and maintained law offices in Pine Plains, New York, approximately three miles from the Osofsky Farm and the Company's dairy. Rick has been involved in all aspects of the Osofsky Farm for over 25 years and the Company's business since its inception. He is a graduate of Wesleyan University and New York University School of Law. Upon the closing of this Offering, Rick will devote his full time to the Company's business.

      R. Sidney Osofsky (Sid), a co-founder of the Company, has devoted his full time to the Company since its inception. On January 1, 1998, Sid was elected Vice President - Production, Chief Operating Officer, Treasurer and a director. Sid is principally responsible for plant operations and new product development. He is a graduate of Tufts University and has a Masters in Business Administration from New York University.

      Ronald N. Osofsky (Ronny), a co-founder of the Company, has divided his time between the Company, since its inception, and managing the Osofsky Farm. On January 1, 1998, Ronny was elected Vice President - Sales and Distribution, Secretary and a director of the Company. Ronny is the Company's sole salesperson and has forged most of the relationships with the Company's retail store and food service clients. Ronny has managed the Osofsky Farm since 1962 and has raised and marketed some of the most highly regarded Holstein dairy cows in the dairy industry. Ronny will continue to divide his time after the completion of this Offering between the Osofsky Farm and the Company. Ronny is a graduate of the University of Rhode Island School of Agriculture.

      Kenneth W. Rothstein will become Vice President - Marketing of the Company upon the closing of this Offering or, at his election, within 30 days thereafter. From 1991 until January 1997, Mr. Rothstein was Director of Marketing for Shorewood Packaging Corporation, a designer and manufacturer of paperboard packaging for consumer goods. Since leaving Shorewood, Mr. Rothstein has acted as a marketing consultant to the Company.

      Edward D. Anna has been elected to the Board of Directors, to take office immediately following the completion of this Offering and the exercise or lapse of the Over-Allotment Option. Upon taking office, Mr. Anna will serve as an additional member of the Audit and Compensation Committees. Since 1989, Mr. Anna has been a consultant for DDM Consultants, where he provides business development services to, among other clients, agricultural communities seeking to develop agricultural/tourism using value added food manufacturing as a tool for economic development. Since 1996, Mr. Anna has been the Interim Executive Director of the Cornell Cooperative Extension, an educational institution focusing on community development and, in this capacity, has worked closely with the Hudson Valley agricultural community.
Mr. Anna is 58 years old.

      Steven H. Adler has been elected to the Board of Directors, to take office immediately following the completion of this Offering and the exercise or lapse of the Over-Allotment Option. Upon taking office, Mr. Adler will serve as an additional member of the Audit and Compensation Committees. Mr. Adler has been the president and founder of Vector Index Advisors, Inc., a company that manages an equity mutual fund, for more than the past five years. He is a member of the American Society of Pension Actuaries and holds the designations of Certified Pension Consultant and Certified Investment Management Analyst. Mr. Adler is 60 years old.


      All directors hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed.

Committees of the Board of Directors


      Following the completion of this Offering, the Company's Board of Directors will appoint an Audit Committee to be comprised of Messrs. Anna and Adler and R, Sidney Osofsky. The Audit Committee will recommend to the Board of Directors the appointment of independent auditors, review and approve the scope of the annual audit of the Company's financial statement reviews and approve any non-audit services performed by the independent auditors and periodically review and approve major accounting policies and significant internal accounting control procedures.

      Following the completion of this Offering, the Company's Board of Directors will appoint a Compensation Committee to be comprised of Messrs. Anna and Adler and Ronald N. Osofsky. The Compensation Committee will review and recommend to the Board of Directors compensation arrangements for officers and directors, administer stock option plans and review major personnel matters.


Director Compensation

      Independent directors will be granted five-year options to purchase 7,500 Common Shares exercisable ratably over three years. The per share exercise price of such options will be equal to the fair market value of a Common Share on the date of grant.

Executive Compensation

      No executive officer of the Company earned more than $100,000 in compensation during the last completed fiscal year. The following table summarizes the compensation earned for the years ended December 31, 1995, 1996 and 1997 by the Company's then President for services rendered in all capacities to the Company .

                           Summary Compensation Table

      Name and
 Principal Position         Year                  Annual Compensation
----------------------   ------------   ---------------------------------------
                                                                     Other
                                                                     Annual
                                        Salary ($)    Bonus ($)   Compensation
                                        -----------  -----------  -------------

 Ronald N. Osofsky*         1997          $10,400         0             0
                            1996          $10,400         0             0
                            1995          $10,400         0             0

----------
* On January 1, 1998, Ronald Osofsky stepped down as President of the Company and became its Vice President - Sales and Distribution, and Richard Osofsky was elected the Company's President and Chief Executive Officer.

Employment Agreements

      On January 1, 1998, the Company entered into an employment agreement with Richard Osofsky, providing for his employment as President and Chief Executive Officer for a three-year term expiring on December 31, 2000. The agreement provides for a base salary at the annual rate of $30,000, commencing on the closing date of this Offering through December 31, 1998, $75,000 for 1999 and $100,000 for 2000. The agreement also provides for participation in all employee benefit plans, the use of an automobile and certain other fringe benefits.

      On January 1, 1998, the Company entered into an employment agreement with
R. Sidney Osofsky, providing for his employment as Vice President Production, Chief Operating Officer and Treasurer for a three-year term expiring on December 31, 2000. The agreement provides for a base salary at the annual rate of $9,360 prior to the close of this Offering, $30,000 commencing on the close of this Offering through December 31, 1998, $75,000 for 1999 and $100,000 for 2000. The agreement also provides for participation in all employee benefit plans, the use of an automobile and certain other fringe benefits.

      On January 1, 1998, the Company entered into an employment agreement with Ronald Osofsky, providing for his employment as Vice President - Sales and Distribution and Secretary for a three-year term expiring on December 31, 2001. The agreement provides for a base salary at the annual rate of $9,360 prior to the close of this Offering, $30,000 commencing on the close of this Offering through December 31, 1998, $75,000 for 1999 and $100,000 for 2000. The agreement also provides for participation in all employee benefit plans, the use of an automobile and certain other fringe benefits.

      On December 15, 1997, the Company entered into an employment agreement with Kenneth Rothstein, providing for his employment as Vice President Marketing for a one year term. Pursuant to the terms of the agreement, Mr. Rothstein's employment will commence upon the closing of this Offering or, at his election, within 30 days thereafter. The agreement provides for a base salary at the annual rate of $70,000 and for participation in all employee benefit plans and certain other fringe benefits.

Stock Option Plan


      In January 1998, in order to attract and retain qualified personnel necessary for the success of the Company, the Company adopted a Stock Option Plan (the "Stock Option Plan") covering up to 270,000 of the Company's Common Shares, pursuant to which officers, directors and key employees of the Company and consultants to the Company are eligible to receive incentive stock options and non-qualified stock options. The Stock Option Plan, which expires on December 31, 2007, is currently administered by the entire Board of Directors. Upon the appointment of a Compensation Committee, the Stock Option Plan will be administered by the Compensation Committee. The selection of participants, grant of options, determination of price and other conditions relating to the exercise of options is determined by the entire Board of Directors, and will be determined by the Compensation Committee upon its appointment. The selection of participants, grant of options, determination of price and other conditions relating to the exercise of options is determined by the entire Board of Directors, in its sole discretion, and will be determined by of the Compensation Committee, in its sole discretion, upon its appointment. Incentive and non-qualified stock options granted under the Stock Option Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Shares on the date of the grant, except that the term of an incentive stock option granted under the Stock Option Plan to a shareholder owning more than 10% of the outstanding Common Shares may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Shares on the date of the grant.


Option Grants


      In January 1998, the Board of Directors approved the grant, to be made on the effective date of this Offering, of 50,000 stock options under the Stock Option Plan to each of the Osofsky Brothers, exercisable one-third at the initial public offering price per share, one-third at 120% of the initial public offering price per share and one-third at 140% of the initial public offering price per share. The options are for terms expiring five years after the date of grant. No other options have been granted under the Stock Option Plan as of the date of this Prospectus.


Limitation of Directors' Liability and Indemnification

      The Company's Certificate of Incorporation limits the liability to the Company of individual directors for certain breaches of their fiduciary duty to the Company. The effect of this provision is to eliminate the liability of directors for monetary damages arising out of their failure, through negligent or grossly negligent conduct, to satisfy their duty of care, which requires them to exercise informed business judgment. The liability of directors under the federal securities laws is not affected. A director may be liable for monetary damages only if a claimant can show a breach of the individual director's duty of loyalty to the Company, a failure to act in good faith, intentional misconduct, a knowing violation of the law, an improper personal benefit or an illegal dividend or stock purchase.

      The Company's Certificate of Incorporation also provides that each director or officer of the Company serving as a director or officer shall be indemnified and held harmless by the Company to the fullest extent authorized by the New York Business Corporation Law, against all expense, liability and loss (including attorneys fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                             PRINCIPAL SHAREHOLDERS


      The following table sets forth certain information as of April 1, 1998 with respect to the beneficial ownership of the Company's Common Shares by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares, by each director of the Company, by the executive officer named in the Summary Compensation Table and by the directors and executive officers as a group and after the Offering to reflect the issuance and sale by the Company of the Shares offered hereby.


                                                   Percentage of Class
                                                   -------------------
                                    Common
                                    Shares
                                  Beneficially     Before         After
      Name and Address (1)           Owned      the Offering  the Offering
      --------------------           -----      ------------  ------------

Richard A. Osofsky..............    124,200        20.70%       13.94%(2)
R. Sidney Osofsky...............    124,200        20.70%       13.94%(2)
Ronald N. Osofsky...............    124,200        20.70%       13.94%(2)
Kenneth W. Rothstein (3)........     29,400         4.90%        2.45%
Steven M. Rabinovici............     82,350        13.73%        6.86%
David R. Jacaruso...............     59,400         9.90%        4.95%
All Officers and Directors as
   a Group (4)..................    402,000        67.00%       40.89%(5)


----------
(1) The addresses of the persons named in this table are: Messrs. Richard A. Osofsky, R. Sidney Osofsky and Ronald N. Osofsky, c/o Ronnybrook Farm Dairy, Inc., Prospect Hill Road, Ancramdale, New York 12503; Steven M. Rabinovici and David R. Jacaruso, c/o Complete Management Inc., 254 West 31st Street, New York, New York 10001.


(2) Includes 50,000 shares subject to stock options granted as of the effective date of this Offering (at prices equal to or exceeding the initial public offering price per share) and exercisable within sixty (60) days of such date. See "Management-Option Grants."


(3) Kenneth W. Rothstein will take office upon the closing of this Offering or, at his election, within 30 days thereafter.

(4)   Includes Kenneth W. Rothstein.


(5)   Includes 150,000 shares subject to stock options exercisable within sixty
      (60) days of the effective date of this Offering.

                              CERTAIN TRANSACTIONS

      Since the Company commenced operations in 1991, it has purchased raw milk for its dairy products from the Osofsky Farm. The Osofsky Farm is owned by a partnership among the Osofsky Brothers, each of whom is a founder, executive officer and principal shareholder of the Company. During 1996 and 1997, the Company paid the Osofsky Farm $16 per hundredweight for its raw milk. On September 30, 1997, the Company entered into an Exclusive Output Agreement with the Osofsky Farm pursuant to which the Company purchases the raw milk it requires from the Osofsky Farm at a base price of $16 per hundredweight in 1997 and 1998, $18 per hundredweight in 1999 and $20 per hundredweight for the remainder of the Agreement term and any renewal term. In addition, the price paid for raw milk is adjusted monthly, but never below the applicable base price, to reflect increases in the monthly blend price for raw milk established by the Federal milk order which fixes minimum prices paid by producers to dairy farmers for raw milk. The Agreement is not assignable by the Osofsky Farm without the prior written consent of the Company and the Company has the right of first refusal to purchase the Farm's Assets (defined therein) prior to any sale to a third party. Under the Agreement, the Company also has the right to approve the farming, herding and milking techniques employed by the Osofsky Farm in order to insure the quality of raw milk. The Agreement is for a term of 10 years and is renewable, at the option of the Company, for two additional 10-year terms. The Company believes that the terms of the Agreement are no less favorable than those that could be obtained from unaffiliated parties.

The Company rents the building in which its dairy facility and principal executive offices are located from Prospect Hill Associates, a partnership among the Osofsky Brothers and Joel Osofsky, their cousin. Pursuant to a 10-year lease dated January 1, 1998, the annual rent for the building in 1998 is $20,000 and will increase in $15,000 increments in each of the years 1999 through 2001. The lease is renewable, at the option of the Company, for two additional 10-year terms at a rental of $65,000 per annum. An earlier lease for these facilities expired in November 1997, under which the annual rent in 1996 and 1997 was $12,000.

      During 1997, the Company borrowed approximately $66,000 from Richard Osofsky, who was appointed President, Chief Executive Officer and Chief Financial Officer of the Company in January 1998. This indebtedness is evidenced by the Company's promissory note dated September 30, 1997, which provides for interest at the rate of 8% per year and is due June 30, 1999.

      The Company's Certificate of Incorporation limits the liability to the Company of individual directors for certain breaches of their fiduciary duty to the Company. The Company's Certificate of Incorporation also provides that each director or officer of the Company serving as a director or officer shall be indemnified and held harmless by the Company to the fullest extent authorized by the New York Business Corporation Law, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. See "Management - Limitation of Directors' Liability and Indemnification."

      Future transactions with affiliated parties will be approved by the Company's Board of Directors only after the interest of any director or affiliate is fully disclosed to the Board and it is established that such transaction is fair and reasonable to the Company and is on terms no less favorable than those that could be obtained from unaffiliated parties.


      In October 1997, Kenneth W. Rothstein, Steven M. Rabinovici and David R. Jacaruso, principal shareholders of the Company, and members of the law firm of Morse, Zelnick, Rose & Lander, LLP, counsel for the Company, purchased from the original shareholders of the Company, including a former shareholder, an aggregate of 227,400 Common Shares for a total purchase price of $57,530, or approximately $.25 per share.

                          DESCRIPTION OF CAPITAL STOCK

Common Shares

      The Company's authorized capitalization consists of 10,000,000 Common Shares, par value $.001 per share, of which 600,000 shares are issued and outstanding. All Common Shares are, and the Shares offered hereby when issued will be, legally issued, fully paid and non-assessable. Holders of Common Shares are entitled to one vote per share in the election of directors. The Common Shares have no redemption, preemptive or sinking fund rights. Holders of the Common Shares are entitled to dividends as and when declared by the Board of Directors. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, holders of the Common Shares are entitled to share ratably in all the remaining assets of the Company after satisfaction of the liabilities of the Company.

      Upon completion of this Offering, and without giving effect to the exercise of the Underwriter's Warrants, the directors and executive officers of the Company will beneficially own approximately 31% of the Company's outstanding shares and accordingly will be in a position to effectively elect all of the Company's directors and control the affairs of the Company.

Underwriter's Warrants

      In connection with this Offering, the Company has authorized the issuance of the Underwriter's Warrants and has reserved 60,000 Common Shares for issuance upon exercise of such warrants. The Underwriter's Warrants will entitle the holders thereof to acquire 60,000 Common Shares at an exercise price of 120% of the initial offering price per share of Common Stock ($8.40 per Common Shares based on the initial public offering price of $7.00 per Common Share). The Underwriter's Warrants will be exercisable at any time from the first anniversary of the date of this Prospectus until the fifth anniversary of the date of this Prospectus. The Underwriter's Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, that the Company makes certain distributions to holders of its Common Shares. The Company is not required to issue fractional shares upon the exercise of the Underwriter's Warrants. The holders of Underwriter's Warrants will not possess any rights as shareholders of the Company until a holder exercises the Underwriter's Warrants.

      For the life of the Underwriter's Warrants, the holders thereof have the opportunity to profit from a rise in the market price of the Common Shares without assuming the risk of ownership of the Common Shares issuable upon the exercise of the Underwriter's Warrants. These warrant holders may be expected to exercise their warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Shares on terms more favorable than those provided for by the warrants. Further, the terms on which the Company could obtain additional capital during the life of the warrants may be adversely affected.

      The Underwriter's Warrants provide certain rights with respect to the registration under the Securities Act of the 60,000 Common Shares issuable upon exercise of the Underwriter's Warrants. The Company has agreed that during the entire period between the first anniversary and fifth anniversary of the date of this Prospectus it will register the issuance of such shares upon the exercise of the Underwriter's Warrants (and, if necessary, their resale) so as to permit their public resale without restriction. The holders of the Underwriter's Warrants have, for a term of five years from the date of this Prospectus, the right to demand two registrations by the Company of their shares (one registration at the expense of the Company and the other at the expense of the warrant holders) and for a term of seven years from the date of this Prospectus, an unlimited number of incidental, or

"piggyback," registration rights. These registration rights could result in substantial future expense to the Company and could adversely affect the Company's ability to complete future equity or debt financing. Furthermore, the registration and sale of Common Shares of the Company held by or issuable to the holders of registration rights, or even the potential of such sales, could have an adverse effect on the market price of the Shares offered hereby.


Inclusion on the OTC Bulletin Board

      Application has been made to list the Common Shares on the OTC Bulletin Board (the "Bulletin Board"). If the Company fails to meet listing standards for the Bulletin Board, the Common Shares would be traded on the Pink Sheets. An investor could find it difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's Common Shares. Further, if the market price of the Common Shares falls below $5.00 per share, trading in the Common Shares would be covered by Rule 15g-9 and related rules promulgated under the Securities Exchange Act of 1934, as amended. Such rules require additional disclosure by, and other requirements on, broker-dealers in connection with any trades involving a stock defined as a penny stock. See "Risk Factors - Penny Stock Regulations May Impose Certain Restrictions on Marketability of Common Shares." The additional burdens imposed upon broker-dealers by the additional disclosure may discourage them from effecting transactions in the Common Shares, which could severely limit the liquidity of the Common Shares and the ability of purchasers in this Offering to sell the Common Shares in the secondary market.


Transfer Agent


      The transfer agent for the Common Shares is OTC Corporate Transfer Service Co., Hicksville, New York.


                         SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this Offering, there has been no public market for the Common Shares. The Company cannot predict the effect, if any, that sales of Common Shares or the availability of such shares for sale will have on the market price of the Common Shares prevailing from time-to-time. Future sales of substantial amounts of Common Shares in the public market, including shares issued upon the exercise of options to be granted pursuant to the Company's Stock Option Plan, could adversely affect the prevailing market price of the Common Shares.

      Upon completion of this Offering, the Company will have 1,200,000 Common Shares outstanding, of which 600,000 shares will be freely transferable without restriction under the Securities Act, except for any shares held by an "affiliate" of the Company (as that term is defined by the rules and regulations issued under the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act. Without considering the Lock-up Agreements described below, 475,800 of the Common Shares held by current shareholders will be eligible for sale in the public market in reliance on Rule 144 under the Securities Act commencing 90 days following the Offering.

      The Company and all current shareholders have executed or are expected to execute Lock-up Agreements under which they agree not to offer, sell, contract to sell or otherwise dispose of any Common Shares owned by them for a period ending 13 months after the date of this Prospectus without the consent of the Underwriter.

      In general, under Rule 144 as currently in effect, beginning 90 days after the Offering, a person (or persons whose shares are aggregated) who beneficially owns shares as to which at least one year has elapsed since the date of acquisition in a transaction not involving a registered public offering is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding Common Shares (1,200,000 shares immediately after this Offering) or the average weekly trading volume of the Common Shares on over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who beneficially owns shares as to which at least one year has elapsed since the later of the date of the acquisition of the securities from the Company or from an affiliate of the Company, would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.

                                  UNDERWRITING

      National Securities Corporation (the "Underwriter") has agreed, subject to the terms and conditions of the Underwriting Agreement between the Company and the Underwriter (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriter, the 600,000 Shares offered hereby at the price set forth on the cover page of this Prospectus under "Proceeds to Company."

      The Underwriting Agreement provides that the obligations of the Underwriter to purchase the Shares are subject to certain conditions. The Underwriter is committed to purchase all the Shares offered by this Prospectus, if any are purchased by the Underwriter.


      The Underwriter has advised the Company that it proposes to offer the Shares to the public at the initial public offering price set forth on the cover page of this Prospectus, and to selected dealers at such price less a concession not in excess of $___________ per share, and that the Underwriter and such dealers may reallow a concession to other dealers, including the Underwriter, not in excess of $__________ per Share. After the completion of the Offering, the public offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the Underwriter.


      The Company has granted the Underwriter an option, expiring at the close of business 45 days after the closing of this Offering, to purchase up to an aggregate of 90,000 additional Common Shares from the Company at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and the 3% non-accountable expense allowance. The Underwriter may exercise the option (in whole or in part) only to cover over-allotments, if any, incurred in the sale of the Shares.

      The Underwriter has informed the Company that it does not expect to confirm sales of the Common Shares offered by this Prospectus to any accounts over which it exercises discretionary authority.

      The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter and its respective controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriter may be required to make in respect thereof. The Company has agreed to pay the Underwriter a non-accountable expense allowance equal to three percent (3%) of the gross proceeds from the sale of the Common Shares offered hereby.


      The Company has agreed to sell to the Underwriter, for an aggregate of $60, warrants to purchase from the Company up to 60,000 Common Shares at an exercise price per share initially equal to 120% of the public offering price. The Underwriter's Warrants are exercisable beginning one year after the effective date of this Prospectus, and will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of the Offering, except to officers or partners of the Underwriter and members of the selling group. The Underwriter's Warrants provide for adjustment in the exercise price of the Underwriter's Warrants in the event of certain mergers, acquisitions, stock dividends and capital changes. In addition, the Company has granted rights to the holders of the Underwriter's Warrants to register the Common Shares underlying the Underwriter's Warrants under the Securities Act.


      The Company and its officers and directors and all shareholders have agreed with the Underwriter that for a period of 13 months after the closing of this Offering (the "Lock-up Period"), neither the Company nor any such persons shall offer, issue, sell, contract to sell, grant any option for the sale of, or otherwise dispose of any securities of the Company without the consent of the Underwriter. See "Description of Common Shares."

      Certain persons participating in this Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may involve the purchase of Common Shares on the Bulletin Board, or otherwise. Such transactions may stabilize or maintain the market price of the Common Shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

      The offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Common Shares. Such a price is subject to change as a result of market conditions and other factors and no assurance can be given that the Common Shares can be resold at the offering price.

      Prior to this Offering, there has been no public market for the Common Shares. Accordingly, the initial public offering price was determined by negotiations between the Company and the Underwriter. The factors considered in determining the initial public offering price were the history and the prospects of the Company and the industry in which it operates, the past and present operating results of the Company and the trends of such results, the previous experience of the Company's executive officers and the general condition of the securities markets at the time of the Offering.

      Kenneth W. Rothstein, Vice-President-Marketing elect of the Company, is the brother of Steven A. Rothstein, the Chairman of the Underwriter.

      The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement, which are filed as exhibits to the registration statement filed in connection with this Offering.

                                  LEGAL MATTERS

      The validity of the Shares being offered hereby will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP, New York, New York. Greenberg Traurig Hoffman Lipoff Rosen & Quentel, New York, New York, has acted as counsel to the Underwriter in connection with this Offering. Partners, associates and employees of Morse, Zelnick, Rose & Lander, LLP own, in the aggregate, 56,250 Common Shares.

                                     EXPERTS

      The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      The Company has filed a Registration Statement on Form SB-2 under the Securities Act with the Commission with respect to the Shares offered hereby. This Prospectus filed as a part of the Registration Statement does not contain all of the information contained in the Registration Statement and the exhibits thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is made to such Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and in each instance, reference is made to such contract, agreement or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and exhibits may be inspected without charge and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the New York regional office of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.
The address of that site is http://www.sec.gov.

      The Company intends to furnish its shareholders with annual reports containing financial statements audited by its independent certified public accountants.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements made in this Prospectus contain forward-looking statements regarding the plans and objectives of management for future operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements made in this Prospectus are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the growth and expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements made in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements made in this Prospectus, particularly in view of the Company's early stage of operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                           RONNYBROOK FARM DAIRY, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

   Report of Independent Public Accountants................................. F-2
   Balance Sheet at December 31, 1997....................................... F-3
   Statements of Operations for the years ended December 31, 1997 and 1996.. F-4 Statements of Shareholders' Equity (Deficit) for the years ended
          December 31, 1997 and 1996........................................ F-5
   Statements of Cash Flows for the years ended December 31, 1997 and 1996.. F-6
   Notes to Financial Statements............................................ F-7

After the change in tax status discussed in Note 8 to the Ronnybrook Farm Dairy, Inc.'s financial statements is effected, we expect to be in a position to render the following audit report.

                                                             ARTHUR ANDERSEN LLP


April 8, 1998


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Ronnybrook Farm Dairy, Inc.:

We have audited the accompanying balance sheet of Ronnybrook Farm Dairy, Inc. (a New York corporation) as of December 31, 1997, and the related statements of operations, stockholders' deficit and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ronnybrook Farm Dairy, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

New York, New York
February 26, 1998 (except for the
matters described in Note 8, as to
which the date is _______________)

                           RONNYBROOK FARM DAIRY, INC.

                                  BALANCE SHEET

                                     ASSETS                                        December 31, 1997
                                                                                   -----------------

CURRENT ASSETS:
  Cash                                                                                   $ 285,581
  Accounts receivable, less allowance for doubtful accounts of $7,500                       92,904
  Related party receivable (Note 6)                                                         45,077
  Inventory                                                                                 28,659
                                                                                    --------------

           Total current assets                                                            452,221
                                                                                    --------------
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $189,643
  (Note 3)                                                                                 183,765

DEFERRED REGISTRATION COSTS                                                                 60,835

OTHER ASSETS                                                                                 4,634
                                                                                    --------------
           TOTAL ASSETS                                                                  $ 701,455
                                                                                         =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable                                                                       $ 106,902
  Accrued expenses                                                                          76,022
  Current portion of long-term debt (Note 4)                                                46,505
  Current portion of capital lease obligations (Note 5)                                      3,242
                                                                                    --------------

           Total current liabilities                                                       232,671
                                                                                    --------------
LONG-TERM LIABILITIES:
  Long-term debt (Note 4)                                                                  607,900
  Capital lease obligations (Note 5)                                                        13,058
  Other liabilities                                                                         28,401
                                                                                    --------------

           Total long-term liabilities                                                     649,359
                                                                                    --------------
COMMITMENTS (Note 7)

STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $.001 par value; 10,000,000 shares authorized; 600,000 shares
    issued and outstanding                                                                     600
  Additional paid-in capital                                                                27,400
  Retained deficit                                                                        (208,575)
                                                                                    --------------

           Total stockholders' equity (deficit)                                           (180,575)
                                                                                    --------------
           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                          $ 701,455
                                                                                    --------------

       The accompanying notes are an integral part of this balance sheet.

                           RONNYBROOK FARM DAIRY, INC.

                            STATEMENTS OF OPERATIONS

                                                              For the Year Ended   For the Year Ended
                                                               December 31, 1997     December 31, 1996
                                                               -----------------     -----------------
NET SALES                                                           $   842,734           $   838,751

COST OF GOODS SOLD                                                      522,168               497,354
                                                                ---------------       ---------------

               GROSS PROFIT                                             320,566               341,397

OPERATING EXPENSES                                                      407,956               400,843
                                                                ---------------       ---------------

LOSS FROM OPERATIONS                                                    (87,390)              (59,446)
                                                                ---------------       ---------------

OTHER INCOME/(EXPENSE):
  Other income                                                            -                     5,479
  Interest expense                                                      (27,782)               (9,656)
                                                                ---------------       ---------------
                                                                        (27,782)               (4,177)
                                                                ---------------       ---------------

NET LOSS                                                            $  (115,172)          $   (63,623)
                                                                ===============       ===============
PER SHARE INFORMATION:
  Basic net loss per common share                                   $      (.19)          $      (.11)
                                                                ---------------       ---------------
  Weighted average common shares outstanding                            600,000               600,000
                                                                ===============       ===============

        The accompanying notes are an integral part of these statements.

                           RONNYBROOK FARM DAIRY, INC.

                       STATEMENTS OF STOCKHOLDERS' DEFICIT

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                     Common Stock
                                           ---------------------------------
                                               Number of                        Additional         Retained
                                                 Shares       Par Value       Paid-in Capital       Deficit          Total
                                                 ------       ---------       ---------------       -------          -----
BALANCE, December 31, 1995                        600,000       $     600          $  27,400       $  (29,780)      $    (1,780)

  Net loss                                         -               -                  -               (63,623)          (63,623)
                                             ------------    ------------      -------------     ------------     -------------

BALANCE, December 31, 1996                        600,000             600             27,400          (93,403)          (65,403)

  Net loss                                         -               -                  -              (115,172)         (115,172)
                                             ------------    ------------      -------------     ------------     -------------

BALANCE, December 31, 1997                        600,000       $     600          $  27,400       $ (208,575)      $  (180,575)
                                             ============    ============      =============     ============     =============

        The accompanying notes are an integral part of these statements.

                           RONNYBROOK FARM DAIRY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                   For the Year Ended  For the Year Ended
                                                                   December 31, 1997   December 31, 1996
                                                                   -----------------   -----------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                              $ (115,172)         $ (63,623)
  Adjustments to reconcile net loss to net cash (used in)
    provided by operating activities:
  Depreciation and amortization                                             38,287             41,196
  Provision for allowance for doubtful accounts                              1,400             (3,900)
  Changes in assets and liabilities-
    (Increase) decrease in accounts receivable                             (37,654)            28,367
    Increase in related party receivable                                   (45,077)               -
    Increase in inventory                                                  (20,140)              (539)
    Decrease (increase) in other assets                                        186             (1,311)
    Increase in accounts payable and accrued expenses                       62,086             34,538
    (Increase) in other liabilities                                        (10,263)           (12,355)
                                                                   ---------------     --------------
               Net cash (used in) provided by operating                   (126,347)            22,373
                                                                   ---------------     --------------
activities


CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment                                (76,491)           (27,348)
                                                                   ---------------     --------------
               Net cash used in investing activities                       (76,491)           (27,348)
                                                                   ---------------     --------------


CASH FLOWS FROM FINANCING ACTIVITIES:
  (Increase) in deferred offering costs                                    (60,835)               -
  ( Repayment of) proceeds from short-term debt                            (30,264)            30,264
  Repayment of capital lease obligations                                    (3,050)            (1,789)
  Repayment of long-term debt                                              (80,265)           (64,272)
  Proceeds from long-term debt                                             661,715             39,475
                                                                   ---------------     --------------
               Net cash provided by financing activities                   487,301              3,678
                                                                   ---------------     --------------


NET INCREASE (DECREASE) IN CASH                                            284,463             (1,297)

CASH, beginning of period                                                    1,118              2,415
                                                                   ---------------     --------------

CASH, end of period                                                     $  285,581          $   1,118
                                                                   ===============     ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for:
    Interest                                                            $   14,760          $   7,235
                                                                   ===============     ==============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Capital lease obligations incurred                                    $      -            $  21,139
                                                                   ===============     ==============

        The accompanying notes are an integral part of these statements.

                           RONNYBROOK FARM DAIRY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                             AS OF DECEMBER 31, 1997

1. ORGANIZATION AND BUSINESS:

Ronnybrook Farm Dairy, Inc. (the "Company"), a New York Corporation, manufactures premium quality dairy products from farm-fresh raw milk for sale under the Ronnybrook(R) brand name in the New York metropolitan area, eastern Long Island, northern New Jersey and in Columbia, Ulster, Rockland, Dutchess and Westchester counties, New York. The Company's products include Creamline(R) whole milk and skim milk, heavy cream and half-and-half packaged in traditional glass bottles, butter, ice cream, yogurt and creme fraiche, and, on a limited basis, assorted cheeses and eggnog. The Company sells its products to over 150 supermarkets, specialty food stores and gourmet delis and food service clients and directly to the public at green markets, including the Union Square green market in New York City, and at the Company's distribution center and retail outlet at the Chelsea Market in New York City.

The Company has incurred net losses in the current and prior year, respectively, and has a retained deficit as of December 31, 1997. In addition, the Company's liquidity requirements have been and will continue to be significant. Management has developed a detailed plan and taken certain actions in order to achieve profitability and generate the funding necessary for the Company's operations. Management plans to develop new products and improve the packaging of its existing products in order to increase their market share in the highly competitive market in which it operates. The Company has also hired a new Vice-President of Marketing (Note 7) in order increase sales of its existing products and to develop new markets for its products. The Company is also pursuing an initial public offering of its common stock and in the event such offering is not concluded, has obtained a real estate collateral agreement in order to obtain financing, both to provide the necessary funding to continue and increase its operations (Note 8). Management of the Company believes that these plans and available collateral will be adequate to fund the Company's operations at least through March 1999.

The Company's operations are dependent upon the availability of raw milk, which is needed for its production. This raw milk is currently supplied exclusively to the Company by Ronnybrook Farms (the "Farm"), which is owned and operated by several of the Company's shareholders. There is no assurance that the Farm will be able to supply the Company with the required quantity and quality of raw milk necessary to meet its future demands; therefore, the Company has entered into two non-binding letters of intent with other local farms for the supply of raw milk in the event that the Farm is unable to meet the Company's demands. During 1997, the Company entered into an exclusive output agreement with the Farm for the purchase of raw milk (Note 7).

2. SIGNIFICANT ACCOUNTING POLICIES:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue on sales of bottled milk and other products is recognized upon delivery to customers.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables from sales of the Company's products.

Inventory

Inventory is stated at the lower of cost or market, and cost is determined using the first-in, first-out method. Inventory is comprised of finished goods and raw materials.

Property, Plant and Equipment

Property, plant and equipment are stated at historical cost. The equipment is depreciated utilizing the straight-line method over the estimated useful lives of 3 to 15 years. Equipment held under capital leases is amortized utilizing the straight-line method over the lesser of the term of the lease or estimated useful life of the asset in accordance with Statement of Financial Accounting Standards ("SFAS") No. 13 "Accounting for Leases".

Income Taxes

The Company has elected to be treated as an S Corporation for federal and state income tax purposes and as a result, the earnings of the Company are taxable directly to the shareholders. The Company remains liable for New York State Subchapter S and New York City corporate income taxes.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Net Loss Per Common Share

In March 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share". This statement establishes standards for computing and presenting earnings per share ("EPS"), replacing the presentation of currently required primary EPS with a presentation of Basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both Basic EPS and Diluted EPS on the face of the statement of operations. Under this new standard, Basic EPS is computed based on weighted average shares outstanding and excludes any potential dilution. Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock and is similar to the currently required fully diluted EPS. SFAS 128 became effective for financial statements issued for periods ending after December 15, 1997. Upon adoption, the Company was required to restate its EPS data for all prior periods presented, however, this adoption had no effect on the Company's basic or diluted net loss per common share.

Basic net loss per common share is computed by dividing the Company's net loss by the weighted average common shares outstanding for each year presented. The Company's weighted average common shares outstanding for the years ended December 31, 1997 and 1996 is equal to the Company's outstanding shares for each year, as the Company did not issue any common stock during 1997 or 1996, respectively. Diluted EPS is not presented as there are no outstanding dilutive securities as of December 31, 1997 and for the years ended December 31, 1997 and 1996, respectively.

Stock Based Compensation

During 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 encourages entities to adopt a fair value-based method of accounting for stock compensation costs under pre-existing accounting pronouncements. If the fair value-based method of accounting is not adopted, SFAS No. 123 requires pro-forma disclosures of net income (loss) and earnings (loss) per share in the notes to the consolidated financial statements. The Company has elected to continue the accounting set forth in Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" and to provide the necessary pro-forma disclosures. There were no stock option grants or outstanding stock options as of December 31, 1997 and for the years ended December 31, 1997 and 1996, respectively.

3. PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment are comprised of the following as of December 31, 1997:

         Machinery and equipment                                  $   151,949
         Leasehold improvements                                        58,580
         Vehicles                                                      98,917
         Vehicles held under capital leases                            21,310
         Furniture and fixtures                                        25,982
         Crates and reusable containers                                16,670
                                                                  -----------
                                                                      373,408

         Less:  Accumulated depreciation                             (189,643)
                                                                  -----------
         Property, plant and equipment, net                       $   183,765
                                                                  ===========

Depreciation aggregated $38,287 and $41,196, respectively, for the years ended December 31, 1997 and 1996.

4. LONG-TERM DEBT:

Long-term debt consists of the following as of December 31, 1997:


Financing

     Loan payable, bearing interest at 12%, interest payable semi-annually, principal due in full on the earlier of the initial public offering of the
       Company's common stock or April 30, 1999.                                      $ 400,000

Bank Financing

     Loan payable to Hudson Valley Farm Credit Association, due in monthly installments of $1,400, including a variable interest rate (9% at
       December 31, 1997), secured by a mortgage held by a shareholder                   35,041
     Various loans payable for vehicles, interest ranging from 9.25%- 12.75%, due
       in varying monthly installments, through June 2000                                39,023

Related Party Financing

     Note payable to shareholder, bearing interest of 8%, principal and interest
       due in full in June 1999                                                          66,295
     Note payable to related party, bearing interest of 8%, principal and
       interest due in full in June 1999                                                  2,456

Non-Related Financing

     Note payable to non-related party, bearing interest of 8%, principal and
       interest due in full in June 1999                                                 17,249
     Note payable to non-related party, bearing interest of 8% payment of
       $20,000 due in June 1998 and the remaining principal plus interest due in
       June 1999                                                                         94,341
                                                                                      ---------
                    Total                                                               654,405

     Less:  current portion                                                              46,505
                                                                                      ---------
     Long-term debt                                                                   $ 607,900
                                                                                      =========

Maturities of long-term debt outstanding as of the year ended December 31, 1997 are as follows:

                       1998                      $    46,505
                       1999                          588,273
                       2000                           14,850
                       2001                            4,777
                                                 -----------
                                                 $   654,405
                                                 ===========

As of December 31, 1997, the Company had an available line of credit from a bank in the amount of $10,000. There were no amounts outstanding on the line of credit as of December 31, 1997.

5. CAPITAL LEASE OBLIGATIONS:

The Company leases a vehicle under a capital lease expiring in 2001. The asset and liability under the capital lease are recorded at the lower of the present value of minimum lease payments or the fair market value of the asset. The asset is depreciated over its estimated useful life. The interest rate on the capital lease is 15.61%.

Future minimum payments under the lease agreement are as follows:

        Years Ended December 31,
           1998                                            $    5,858
           1999                                                 5,858
           2000                                                 5,858
           2001                                                 5,858
                                                           ----------
              Total minimum lease payments                     23,432

        Less: Amount representing interest                      7,132
                                                           ----------
        Present value of net minimum lease payments        $   16,300
                                                           ==========

6. RELATED PARTY TRANSACTIONS:

The Company purchases the raw milk used to process its products from the Farm. Purchases of raw milk from the Farm totaled approximately $213,000 and $194,000, respectively, for the years ended December 31, 1997 and 1996. The Company is reimbursed for all raw milk purchased from the Farm that is not used in production. As of December 31, 1997, the Company had an outstanding receivable from the Farm of $45,077. During 1997, the Company entered into an exclusive output agreement with the Farm for the purchase of the raw milk (Note 7).

The Company leases certain land and improvements owned by a related party, on which the production dairy is located. The lease for this property included monthly payments of $1,000 with immaterial escalations through the end of the lease. The lease expired during 1997 and was renewed by the Company and the related party subsequent to December 31, 1997 (Note 8).

7. COMMITMENTS:

Leases

As of December 31, 1997, the Company has leased certain land and improvements from a related party (Notes 6 and 8). In addition, the Company also leases retail space, production space and equipment from other lessors.

Future minimum payments for operating leases at December 31, 1997 are as follows:

           Year Ended December 31,
              1998                                       $    25,638
              1999                                            22,035
              2000                                            27,918
              2001                                            34,806
              2002 and thereafter                            665,201

Rental expense for the years ended December 31, 1997 and 1996 was approximately $65,000 and $24,000, respectively.

Exclusive Output Agreement

On September 30, 1997, the Company entered into an Exclusive Output Agreement (the "Output Agreement") with the Farm. Under the terms of the Output Agreement, the Farm has agreed to sell all of the raw milk produced by the Farm to the Company and the Company has agreed to purchase all of the raw milk required to manufacture its dairy products, for a period of ten years, and renewable, at the Company's election, for two additional ten-year terms. The Company will pay the Farm a base price of $16 per hundredweight of raw milk in 1998, $18 per hundredweight in 1999 and $20 per hundredweight year for the remainder of the Output Agreement and any renewal term. In addition, the price paid for raw milk can be adjusted monthly, but never below the applicable base price, by the amount of any increase in the monthly Federal blend price for raw milk.

Employment Agreement

The Company has entered into an employment agreement with an individual, providing for his employment as Vice President - Marketing. The agreement commences on the close of the Company's proposed initial public offering (Note
8), or within thirty days of such close, for a term of one-year at a base salary of $70,000 plus participation in all employee benefit plans.


8. SUBSEQUENT EVENTS:

Initial Public Offering

The Company is pursuing an initial public offering of its securities. The offering contemplates the sale of 600,000 shares of common stock at an offering price of $7.00 per share, before underwriting commissions and offering expenses. The Company plans to use a portion of the proceeds of this offering to repay approximately $400,000 of long-term debt (Note 4).

Supplemental pro forma net income for the year ended December 31, 1997 reflects the tax-effected impact of the reduction of interest expense of $8,000 attributable to debt to be repaid as though this debt was repaid at the beginning of the year. Supplemental weighted average common shares outstanding include the pro forma weighted average shares outstanding, as well as the effect of the issuance of 9,908 shares of common stock, which is the number of incremental shares that would need to be issued at the proposed initial public offering price to provide proceeds sufficient to pay the outstanding amounts of such debt at December 31, 1997. These incremental shares are not and will not be issued and outstanding for any other purpose and are included in this calculation solely to illustrate their effect on a supplemental basis.

                                                              For the Year Ended
                                                               December 31, 1997
                                                              ------------------
     Supplementary earning per share                               $   (0.18)
                                                                   =========
     Supplementary weighted average common shares outstanding        609,908
                                                                   =========

Stock Split and Recapitalization

In January 1998, the Company approved an increase in the amount of authorized common stock from 200 to 10,000,000 shares and a change in the common stock par value from $.00 to $.001. Immediately thereafter, the Company authorized a 6,000 for 1 stock split on all common stock outstanding. All information in the accompanying financial statements has been retroactively restated to give effect to the stock split.

Change in Tax Status


Concurrent with this public offering, the Company will no longer qualify as a subchapter "S" Corporation. The pro-forma effect of the Company's change in tax status to a subchapter "C" Corporation would be a reclassification of the Company's retained deficit of ($208,575) to additional paid-in capital in the accompanying balance sheet and statement of shareholders' deficit as of December 31, 1997. There is no pro forma effect on the accompanying statement of operations for the year ended December 31, 1997, as the Company is not entitled to the future benefit of losses incurred prior to this election.


Employment Agreements

On January 1, 1998, the Company entered into an employment agreement with Richard Osofsky, providing for his employment as President, Chief Executive Officer and Chief Financial Officer for a three-year term expiring on December 31, 2000. The agreement provides base salaries of $30,000 for the first year of the term, $75,000 for the second year and $100,000 for the third year of the term. The agreement also provides for participation of all employee benefit plans, the use of an automobile and certain other fringe benefits.

On January 1, 1998, the Company entered into an employment agreement with R. Sidney Osofsky, providing for his employment as Vice President - Production, Chief Operating Officer and Treasurer for a three-year term expiring on December 31, 2000. The agreement provides base salaries of $30,000 for the first year of the term, $75,000 for the second year and $100,000 for the third year of the term. The agreement also provides for participation in all employee benefit plans, the use of an automobile and certain other fringe benefits.

On January 1, 1998, the Company entered into an employment agreement with Ronald Osofsky, providing for his employment as Vice President Sales and Distribution and Secretary for a three-year term expiring on December 31, 2000. The agreement provides base salaries of $30,000 for the first year of the term, $75,000 for the second year and $100,000 for the third year of the term. The agreement also provides for participation in all employee benefit plans, the use of an automobile and certain other fringe benefits.

Stock Option Plan


In January 1998, in order to attract and retain qualified personnel necessary for the success of the Company, the Company adopted a Stock Option Plan (the "Stock Option Plan") covering up to 270,000 of the Company's Common Shares, pursuant to which officers, directors and key employees of the Company and consultants to the Company are eligible to receive incentive stock options and non-qualified stock options. The Board of Directors administers the Stock Option Plan, which expires on December 31, 2007. Upon the appointment of a Compensation Committee, the Compensation Committee will administer the Stock Option Plan. Incentive stock options granted under the Stock Option Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Shares on the date of the grant, except that the term of an incentive stock option granted under the Stock Option Plan to a shareholder owning more than 10% of the outstanding Common Shares may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Shares on the date of the grant.

The Company has granted pursuant to the Stock Option Plan, as of the effective date of the Company's pending initial public offering, 50,000 stock options to each of three executives, of which one-third of the options granted are exercisable at the initial public offering price per share, one-third exercisable at 120% of the initial public offering price per share and one-third exercisable at 140% of the initial public offering price per share. No other options have been granted under the Stock Option Plan.


Lease Agreement

On January 1, 1998, the Company entered into a new lease agreement with a related party for land and improvements. The initial term of the new lease expires in December 2008 and calls for monthly rent payments of $1,666 in the first year with annual increases in the monthly rent payments of $1,250 in each of the following three years. Thereafter, the Company has two ten-year renewal options at an annual rent of $65,000.

Collateral Agreement

On February 18, 1998, the Company entered into a Real Estate Collateral Agreement with several of its shareholders, whereby, the shareholders have agreed to provide certain real estate, which they own, as collateral for any future financing the Company may require. The agreement terminates on the earlier of such time as when these shareholders are no longer, in the aggregate, the majority owners of the Company's outstanding common stock or January 1, 2000. If the Company's proposed initial public offering is successfully concluded, these shareholders will own less than a majority of the Company's outstanding common stock and, accordingly, the agreement will terminate.

================================================================================

      No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. Any material modification of the Offering will be accomplished by means of an amendment to the registration statement. In addition, the right is reserved by the Company to cancel any confirmation of sale prior to the release of funds, if, in the opinion of the Company, completion of such sale would violate federal or state securities laws or a rule or policy of the National Association of Securities Dealers, Inc., Washington, D.C. 20006.

         TABLE OF CONTENTS
                                                    Page
                                                    ----

Prospectus Summary....................................1
Risk Factors..........................................6
Use of Proceeds......................................15
Dividend Policy......................................16
Capitalization.......................................17
Dilution.............................................18
Selected Financial Data..............................19
Management's Discussion and Analysis of
   Financial Condition and Results of Operations.....21
Business.............................................24
Management...........................................38
Principal Shareholders...............................42
Certain Transactions.................................43
Description of Capital Stock.........................44
Shares Eligible for Future Sale......................45
Underwriting.........................................47
Legal Matters........................................48
Experts..............................................48
Available Information................................49
Special Note Regarding
   Forward-Looking Statements........................49
Index to Financial Statements.......................F-1


Until _____ ____, 1998 (25 days after the date of this Prospectus), all broker-dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters, and with respect to their unsold allotments or subscriptions.

================================================================================
================================================================================

                                 600,000 Shares

                                  Common Stock

                                     [LOGO]

                           RONNYBROOK FARM DAIRY, INC.

                                 --------------

                                   PROSPECTUS

                                 --------------

                         National Securities Corporation

                               _______ ____, 1998

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Sections 722 and 723 of the New York Business Corporation Law grant to the Company the power to indemnify the officers and directors of the Company as follows:

      (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type of kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

      (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

      (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

      (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

      Payment of indemnification other than by court award is as follows:

      (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

      (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

      (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

      (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

      (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

      (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

      (C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts as, and to the extent, required by paragraph (a) of section 725.

      The Company's certificate of incorporation provides as follows:

      SIXTH: The personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity is hereby eliminated except that such personal liability shall not be eliminated if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

                                      * * *

      EIGHTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Business Corporation Law, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Business Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

      (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Business Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Business Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

      (d) Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Business Corporation Law.

      The Underwriting Agreement provides for reciprocal indemnification between the Company and its controlling persons, on the one hand, and the Underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with this Offering, including liabilities under the Securities Act of 1933, as amended.

Item 25. Other Expenses of Issuance and Distribution.

      The following are the expenses of the issuance and distribution of the securities being registered, other than underwriting commissions and expenses, all of which will be paid by the Company. Other than the SEC registration fee and the NASD filing fees all of such expenses are estimated.


Registration fee.....................................................$ 1,573.53
NASD fee.............................................................$ 1,033.41
Printing and edgarization expenses...................................$   35,000
Accounting fees and expenses.........................................$   90,000
Legal fees and expenses..............................................$  135,000
State securities law fees and expenses...............................$   20,000
Transfer agent and registrar fees and expenses.......................$    1,000
Miscellaneous........................................................$20,393.06
                                                                     ----------

         Total.......................................................$  304,000
                                                                     ==========

Item 26. Recent Sales of Unregistered Securities

      During the past three years the Registrant has not issued any unregistered securities.

Item 27. Exhibits

(a) Exhibits:


Exhibit No.                   Description
-----------                   -----------

1.1               Form of Underwriting Agreement

2.1 Form of Amendment to Certificate of Incorporation Authorizing Stock Split (See Exhibit 3.1)

3.1 Form of Amended and Restated Certificate of Incorporation of the Company

3.2               By-Laws of the Company

4.1               Specimen Stock Certificate*

4.2               Form of Underwriter's Warrant

5.1               Form of Opinion of Morse, Zelnick, Rose & Lander, LLP


10.1              Stock Option Plan*


10.2              Employment Agreement between the Company and Richard A.
                  Osofsky

10.3              Employment Agreement between the Company and R. Sidney Osofsky

10.4              Employment Agreement between the Company and Ronald N. Osofsky

10.5              Employment Agreement between the Company and Kenneth Rothstein

10.6              Lease between the Company and Prospect Hill Associates

10.7              Lease between the Company and CMC MIC Holding Company, L.L.C.
                  for the Chelsea Market Distribution Facility*

10.8              Output Agreement between the Company and the Osofsky Farm

10.9              8% Note Payable to Richard A. Osofsky

10.10             Form of Letter of Intent for the Purchase of Raw Milk

11.1              Supplemental Loss Per Share Calculation


23.1              Consent of Arthur Andersen LLP*


23.2              Consent of Morse, Zelnick, Rose & Lander, LLP (included in
                  Exhibit 5.1).

24.               Power of Attorney (included in signature page).


99.1              Consents of Persons About to Become Directors*


----------

*     Filed herewith

Item 28. Certain Undertakings

            A. The undersigned Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the Offering.

      (4) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

      (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

      (6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      B. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on April 9, 1998.


                                    RONNYBROOK FARM DAIRY, INC.


                                    by: /s/ Richard A. Osofsky
                                        -----------------------------
                                        Richard A. Osofsky, President

      ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Osofsky, R. Sidney Osofsky and Jonathan D. Morse, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.


      In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on April 9, 1998.


        Signature                                     Title
        ---------                                     -----

/s/ Richard A. Osofsky                President, Chief Executive Officer,
---------------------------------         Chief Financial Officer and Director
      Richard A. Osofsky


/s/ R. Sidney Osofsky                 Director
---------------------------------
      R. Sidney Osofsky


/s/ Ronald N. Osofsky                 Director
---------------------------------
      Ronald N. Osofsky